Algert Global LLC
An Investment Adviser Registered with the
Securities and Exchange Commission

POLICIES AND PROCEDURES MANUAL

Policies and Procedures
&
Code of Ethics

October 2015

Algert Global LLC
555 California Street, Suite 3325
San Francisco, CA 94104
Telephone: 415-675-7300

PROPRIETARY AND CONFIDENTIAL

Algert Global LLC
Table of Contents

COMPLIANCE PROGRAM	1
DISASTER RECOVERY PLAN	1
ANNUAL REVIEW	2
ANNUAL TRAINING	2
SUPERVISION OF THIRD-PARTY SERVICE PROVIDERS	3
ADVERTISING, MARKETING, AND COMMUNICATIONS POLICY	4
PROMOTIONAL ACTIVITIES	4
EMAIL AND ELECTRONIC COMMUNICATIONS POLICY	11
SOCIAL MEDIA POLICY	11
REGULATORY INQUIRIES, INVESTOR COMPLAINTS AND OTHER MATTERS	13
ACCOUNT DOCUMENTATION	14
USA PATRIOT ACT/ ANTI-MONEY LAUNDERING POLICY AND PROCEDURES	14
IDENTITY THEFT PREVENTION PROGRAM	16
PORTFOLIO MANAGEMENT POLICY	17
ADHERENCE TO CLIENT INVESTMENT OBJECTIVES AND GUIDELINES	17
PORTFOLIO COMPLIANCE MONITORING	18
ALLOCATION OF INVESTMENT OPPORTUNITIES AND TRADES	18
DERIVATIVES POLICY	19
LIQUIDITY	20
BEST EXECUTION, SOFT DOLLARS, CROSS-TRADING POLICY, AFFILIATED BROKERS AND UNDERWIRTERS	21
BEST EXECUTION	21
SOFT DOLLARS	22
CROSS-TRADING	23
PRINCIPAL TRANSACTIONS	23
AFFILITATED BROKERAGE TRANSACTIONS	23
AFFILIATED UNDERWRITERS	24
TRADE ERRORS AND TRADE MODIFICATION	25
CUSTODY ISSUES	26
CYBERSECURITY PROGRAM	27
REGULATORY REPORTING	30
FIRM POLICIES AND PROCEDURES	30
CONFLICTS OF INTEREST AND CONFLICTS ANALYSIS POLICY	34
PAY TO PLAY POLICY AND PROCEDURES	36
CALIFORNIA-SPECIFIC REGULATIONS	37
RECORDKEEPING POLICY	39
TIME PERIODS FOR RECORD RETENTION	39
PRIVACY POLICY	40
VALUATION POLICY	43
ASC 820 (FAS 157) POLICY	43
GIPS® REQUIREMENTS	46
PROXY VOTING POLICY	47
REGULATORY AND LEGAL MATTERS	50
SUPERVISION OF THE PROHIBITION AGAINST INSIDER TRADING	51
CODE OF ETHICS	53
GENERAL CONCEPTS	53
ILLEGAL ACTIVITIES	54
INSIDER TRADING	54
FRONTRUNNING AND SCALPING	56
PERSONAL ACCOUNT TRADING	56

CONFLICTS OF INTEREST	57
SERVICE AS A DIRECTOR	58
OUTSIDE BUSINESS ACTIVITIES	58
GIFTS AND ENTERTAINMENT	58
DUTIES OF CONFIDENTIALITY	59
PROCEDURES AND SANCTIONS	60
WHISTLEBLOWER POLICY	61
RECORD RETENTION	64
STATEMENT OF PRIVACY POLICY	68

Algert Global LLC

COMPLIANCE PROGRAM

This Policies and Procedures Manual identifies the compliance policies and procedures that have been adopted by Algert Global LLC (“Algert” or the “Firm”) relating to its investment advisory business. As a Registered Investment Adviser, the Firm is a fiduciary. It owes its clients (each, an “Investor”) the highest duty of loyalty and relies on each officer, director, and employee of the Firm (each, an “Employee”) to avoid conduct that is or may be inconsistent with that duty. It is also important for Employees to avoid actions that, while they may not actually involve a conflict of interest or an abuse of an Investor's trust, may have the appearance of impropriety.

The Firm serves as discretionary investment manager for its clients. The Firm’s clients include pooled investment vehicles (i.e. hedge funds) (“Funds”). The Firm also serves as a discretionary investment manager for separately managed accounts, including the accounts of high net worth individuals, corporations, and trusts (“Separate Account Clients”) and as a sub-adviser to funds registered under the Investment Company Act of 1940, and may serve as a sub advisor to additional clients in the future (“Sub-Advisory Accounts” and together with the “Funds” and “Separate Account Clients,” “Clients”).

The Firm is a Registered Investment Adviser with the Securities and Exchange Commission. This Policies and Procedures Manual is consistent with the requirements of the Investment Advisers Act of 1940, as amended (the “Advisers Act”). When in doubt, Firm personnel should consult with the Chief Compliance Officer before they act. This Manual is only a guide. The Chief Compliance Officer has complete authority to develop appropriate compliance policies and procedures, and to enforce those policies and procedures. The Chief Compliance Officer may designate one or more qualified persons, or third party service providers, to perform responsibilities under this Manual. References herein to the “Chief Compliance Officer” or the “CCO” are to Wendy Shang or her designated person.

The Chief Compliance Officer may make exceptions, on a case-by-case basis, to any of the provisions of this Manual upon a determination of the facts and circumstances involved.

Upon initial receipt/access all Employees must acknowledge in writing, that they have read and understood this Manual and the Code of Ethics by providing the Chief Compliance Officer with an executed form of the acknowledgments via Compliance ELF. Typically, Algert will receive such acknowledgements within 10 business days of start of employment (subject to the discretion of the Chief Compliance Officer). Employees will be requested to re-execute the acknowledgments on an annual basis and/or when material changes are made to this Manual or the Code of Ethics through Compliance ELF. A current version of Algert’s Compliance Manual and Code of Ethics is maintained on Compliance ELF for easy reference.

The Firm uses Compliance ELF to manage recordkeeping, employee personal trading, and preapproval for gifts, political contributions, and outside business activities, among other compliance issues. In the interest of accurate record retention, employees of the Firm should give preference to procedures that utilize the compliance portal, but may use direct communication with the CCO via email or hard-copy in the event of portal inaccessibility.

This Manual is the property of the Firm and its contents are strictly confidential. Any violations of this Manual or the Code of Ethics, may result in termination or other ramification, as determined appropriate by the Chief Compliance Officer and/or the managing partners. The Chief Compliance Officer will maintain a log of all material compliance violations and track the resolution thereof.

DISASTER RECOVERY PLAN

Algert will have a disaster recovery policy (separate from this document) and will review and update the policy annually or as necessary.

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ANNUAL REVIEW

Rule 206(4)-7 of the Advisers Act requires each registered adviser to review its policies and procedures annually to determine their adequacy and the effectiveness of their implementation. The review should consider any compliance matters that arose during the previous year, any changes in the business activities of the adviser and any changes in the Advisers Act or applicable regulations that might suggest a need to revise the policies or procedures. The Chief Compliance Officer will review the compliance policies and procedures of the Firm and will report the findings of the review to the Firm’s management no less than annually. Portions of this review will be conducted in conjunction with, or independently by, Algert’s outsourced, third-party compliance consultants.

A. Annual Review of Policies and Procedures

The annual review may include, but is not limited to, the following:

•	Annual reviews of Portfolio Management Policy Compliance
•	Annual reviews of Trade Allocations
•	Annual review of document retention, which includes electronic documents, email and IM
•	Annual review of client documents
•	Annual reviews of Employee Trading
•	Annual review of proxy voting logs maintained by the Firm
•	Annual review of the Privacy Policy
•	Annual review of the Anti-Money Laundering Policy
•	Annual review of the Code of Ethics
•	Annual review and update of the Compliance Manual
•	Annual review of the Compliance Calendar
•	Annual review of the Business Continuity Plan
•	Annual review of the ADV to ensure accuracy

Additionally, the Chief Compliance Officer attempts to consider any notices, alerts or memorandum received from regulators, law firms or other sources that might indicate new areas of interest by regulators that might need to be addressed in new policies or procedures.

As noted above, Algert will review and make any necessary updates to its Manual and Code of Ethics in light of any regulatory or business changes. Algert may also periodically make changes to the Manual and Code of Ethics during the course of the year. Employees will be required to attest via ELF to any material changes in the Manual or Code of Ethics. In addition, the Chief Compliance Officer may determine that is it appropriate for certain consultants or temporary employees to be subject to the Code and Manual or, alternatively, that such temporary employees or consultants execute a Certification. Such Certification will be maintained on ELF.

B. Documenting the Review

The evidence of this review will be documented and retained by the Chief Compliance Officer.

ANNUAL TRAINING

The Chief Compliance Officer will conduct, or arrange for a third-party to conduct a compliance training (which will include prevention of insider trading) for all supervised persons upon hire and annually thereafter. All Employees will evidence their attendance via an ELF attestation or a sign-in sheet.

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SUPERVISION OF THIRD-PARTY SERVICE PROVIDERS

Algert conducts due diligence and ongoing supervision of third-party service providers that are involved in the provision of investment advisory services. The Firm will maintain any documentation associated with this due diligence process.
Employees who oversee the Firm’s relationships with its third-party service providers must:

•	Ensure that they understand the specific services to be provided;
•	Ensure that the service provider’s obligations are described in detail in a written contract executed by the provider;
•	Review the provider’s service levels periodically. While such reviews may be informal, the Responsible Employee should, at a minimum, elicit feedback from those Employees who actually use the services. More detailed reviews of service providers, including on-site visits or the review of due diligence questionnaires, may be conducted as necessary.
•	Notify the CCO when each review is complete. The Responsible Employee should tell the CCO about any material findings, and should provide the CCO with copies of any documentation or workpapers associated with the review.

If an Employee believes that a third-party service provider is not meeting its contractual obligations, or is otherwise providing inadequate services, he or she should promptly report the issue to the Responsible Employee listed above.

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Algert Global LLC

ADVERTISING, MARKETING, AND COMMUNICATIONS POLICY

PROMOTIONAL ACTIVITIES

(1)	General Requirements

Algert may distribute materials that could be considered “advertisements” under the Advisers Act. The Advisers Act defines the term “advertisement” very broadly. Generally speaking, the Advisers Act defines an advertisement to include any written communication addressed to more than one person or any notice or announcement in any publication or by radio or television which offers an analysis, report, or publication regarding securities, any graph, chart, formula or other device for making securities decisions, or any other investment advisory services regarding securities.

As discussed below Algert is prohibited from making any sort of general solicitation or offering with respect to its Funds.

For the purposes of our firm, this broad definition generally encompasses, among other items, the following:

•	Letters to Investors and potential investors, including Algert’s quarterly letters to Investors;
•	Information about advisory services on a publicly available website;
•	Distribution by Algert of reprints of articles about Algert printed in periodicals;
•	RFPs;
•	DDQ;
•	Website; and
•	Flip books, power point-presentations or other marketing materials created by Algert and sent to potential Investors.

Algert takes the position that all communications (whether written or in electronic format) which could possibly be viewed as “advertisements” or “promotional material” should meet the applicable requirements described below.

(2)	Review Requirements

All new advertisements, brochures, and sales literature will be reviewed by the Chief Compliance Officer prior to distribution to ensure that proper disclosures have been made and that Algert is not directly or indirectly publishing, circulating, or distributing any marketing materials of limited distribution that directly or indirectly contain any untrue statement of a material fact or are otherwise false or misleading.

Algert will review its website on a periodic basis and upon any material changes.

Standard Marketing Materials

Algert has certain standard marketing materials which have been approved by the Chief Compliance Officer. Subject to the following requirements, such standard presentations may be sent to potential investors without pre-approval by the Chief Compliance Officer:

•	Changes to any of the performance numbers in the standard presentations may only be made by Operations, the Marketing Team and/or Investor Relations. The performance and return numbers are generally approved by Operations, Marketing and/or Investor Relations via email. Such changes do not need to be approved by the Chief Compliance Officer.

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•	May make cosmetic changes (e.g., font size, ordering of pages).

•	If any other changes are made to the standard presentations the Chief Compliance Officer must approve the document prior to distribution.

RFP’s, DDQ’s, Quarterly Letters and “ One-Off” Presentations

All RFP’s, DDQ’s, and Quarterly Letters must be approved by the Chief Compliance Officer prior to distribution.

General Requirements

Only certain Algert personnel are approved to send marketing materials; generally, marketing materials may only be sent by the Investor Relations Team, Marketing or Management. Generally any distribution of marketing materials must be logged via Algert’s CRM system.

One-on-One Presentations

In some instances, Algert may provide materials to certain Investors or prospective investors in a one-on-one presentation. Although not technically considered an advertisement1 such document must be approved by the Chief Compliance Officer prior to distribution.

[1]	“Advertisement” is broadly defined to include (1) any “notice, circular, letter or other written communication addressed to more than one person” or (2) “any notice or other announcement in any publication or by radio or television, which offers . . . any . . . investment advisory service with regard to securities.” Rule 206(4)-1(b) (emphasis added). The definition of “advertisement” does not include: (a) oral communications between an investment adviser and a client or prospective client; (b) communications tailored to meet the individual’s needs or circumstances of a person, such as statements containing account information pertaining to a single client; or (c) a written communication by an adviser that does no more than respond to an unsolicited request by a client, prospective client or consultant for specific information about the adviser’s past specific recommendations. See Investment Counsel Association of America, SEC Staff Letter (Mar. 1, 2004).

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(3)	Speeches, Seminars and Articles

Proposed speeches, seminar presentations, and articles for publication must be approved in advance by the Chief Compliance Officer. Any written materials that will be used in connection with a speech, seminar or article must be submitted when pre-approval is sought. Notwithstanding the above speeches, seminars and articles by the Managing Partner need not be pre-approved. However, the Managing Partner is strongly encouraged to speak to the Chief Compliance Officer prior to making a speech, writing an article, etc.

(4)	Information Published by Third Parties

Algert’s provision of information to third parties that publish reports or maintain databases may be considered advertising. Investor Relations coordinates the preparation of information that may be redistributed by third parties, and reviews all such materials for accuracy prior to distribution. Investor Relations will maintain copies of all written communications that are likely to be published or redistributed.

Employees may not provide specific information about the Funds to databases or other third parties without the approval of the Chief Compliance Officer. Before granting approval, the Chief Compliance Officer will determine whether the proposed recipient has implemented adequate controls to prevent a public offering of the Funds.

If an Employee becomes aware that a third party has published or distributed inaccurate information about Algert, the Employee should contact Investor Relations, who will work with the publisher to resolve the inaccuracy. No Employee will redistribute erroneous information published by a third party without appending disclosures that identify and correct the error(s).

(5)	Presentation of Performance Results

If applicable, the following is a list of certain disclosures/information that Algert may include in marketing materials that present performance results.

(a)	If graphs or charts are used to demonstrate performance, Algert will seek to ensure that an accurate and fair presentation of such performance information is achieved. For example, the graph or chart should accurately demonstrate the rate of return that has occurred throughout the period indicated, and the graph or chart must not demonstrate performance that is either inaccurate or misleading.

(b)	In presenting performance information in the form of percentage changes in Client accounts under management Algert will seek to ensure that it does not present the information in a way that could be misleading to potential investors. The SEC has provided guidance that it may be misleading, under certain circumstances, to (i) disclose percentage changes without also indicating the respective sizes of the Clients or (ii) use a simple arithmetic average of all gains and losses on recommendations, since either of these practices could have a tendency to obscure the impact of unsuccessful recommendations. As applicable, Algert may add clarifying disclosure about these issues to seek to ensure that displayed information is not deemed to be misleading.

(c)	In comparing Algert’s investment results with a market index or with the performance of other portfolios, Algert should seek to add disclosure that discloses all material facts relevant to any such comparison. Such disclosure may include: (i) whether income and capital gains or losses (both realized and unrealized) is included in one of the figures to be compared; (ii) the type of security (i.e., equity or debt) composing the Fund and the relevant index; (iii) the underlying investment strategy of the Fund and the stability or volatility of the market prices of the securities in which the Fund has invested; (iv) the diversification in the Fund; and (v) the relative size of the Fund.

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(d)	Actual or Model Results. The Staff has set forth general guidelines for advertisements that include actual or model results. In the Staff’s view, (as understood by Algert), marketing materials which include actual or model results are prohibited if such materials:

(i)	Fail to disclose the effect of material market or economic conditions on the results portrayed (e.g., stating that Funds managed by Algert appreciated in value 25% without disclosing that the market generally appreciated 40% during the same period);

(ii)	Include model or actual results that do not reflect the deduction of advisory fees, brokerage, or other commissions, and any other expenses that a Fund would have paid or actually paid; except that Algert may provide actual results to prospective Investors in one-on-one presentations (generally made to wealthy individuals, pension funds, universities, and other institutions) which do not reflect deduction of fees and expenses, provided that Algert discloses to the prospective Investors in writing (i) that the results do not reflect the deduction of advisory fees, (ii) that the Fund’s return will be reduced by advisory fees and other management expenses, and (iii) a representative example (e.g., a table, chart, graph or narrative), which shows the effect an investment advisory fee, compounded over a period of years, could have on the total value of a Fund’s portfolio;

(iii)	Fail to disclose whether and to what extent the results portrayed reflect the reinvestment of dividends and other earnings;

(iv)	Suggest or make claims about the potential for profit without also disclosing the possibility of loss;

(v)	Compare model or actual results to an index without disclosing all material facts relevant to the comparison (e.g., marketing materials that compare model results to an index without disclosing that the volatility of the index is materially different from that of the model portfolio); and

(vi)	Fail to disclose any material conditions, objectives, or investment strategies used to obtain the results portrayed (e.g., the model portfolio contains equity stocks that are managed with a view towards capital appreciation).

(e)	In addition, Algert Employees should note that marketing materials which include model results are prohibited if such materials:

(i)	Fail to disclose, if applicable, that the conditions, objectives, or investment strategies of the model portfolio changed materially during the time period portrayed in the marketing materials of limited distribution and, if so, the effect of any such change on the results portrayed;

(ii)	Fail to disclose prominently the limitations inherent in model results, particularly the fact that such results do not represent actual trading and that they may not reflect the impact that material economic and market factors might have had on Algert’s decision-making if Algert were actually managing Fund assets;

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(iii)	Fail to disclose, if applicable, that any of the securities contained in, or the investment strategies followed with respect to, the model portfolio do not relate, or only partially relate, to the type of advisory services currently offered by Algert (e.g., the model includes some types of securities that Algert no longer recommends for the Funds); and

(iv)	Fail to disclose, if applicable, that the Funds had investment results materially different from the results portrayed in the model.

Finally, the Staff has stated that a marketing document which includes actual results is prohibited if it fails to disclose prominently, if applicable, that the results portrayed relate only to a select group of Clients (including Funds managed by Algert), the basis on which the selection was made, and the effect of this practice on the results portrayed, if material.

(6)	Use of Performance Generated at Prior Firms

To the extent applicable Algert may use marketing materials that contain performance information generated by an Employee while working at a prior firm, but only under limited circumstances and with the prior, written approval of the Chief Compliance Officer and Management. To use a person’s prior performance, Algert generally must make certain that (i) no other person played a significant role in generating the performance; (ii) the Algert Client is similar to the client managed at the prior firm; (iii) all the Algert Clients and prior clients were managed in a substantially similar manner are included in the performance calculation; and (iv) the person has the supporting records necessary to demonstrate the calculation of the performance results used in any marketing materials.

(7)	Testimonials

Algert will not include in its marketing materials testimonials of any kind regarding Algert or its services.

(8)	Past Specific Recommendations

Algert will not include specific past recommendations in its marketing materials unless it does so in accordance with Rule 206(4)-1 of the Advisers Act (to the extent applicable), taking into account applicable SEC no-action letters and other Staff guidance as described in more detail below.

(a)	General Rule:

Advisers Act Rule 206(4)-1 generally prohibits a registered investment adviser from using advertisements that refer directly or indirectly to the adviser’s past specific profitable recommendations unless the advertisement sets out a list of all recommendations made by the adviser within at least the prior one-year period2.

[2]	Where a list contains recommendations made over the course of several years, the prior one-year period is established by the earliest recommendation referred to. Thus, if any marketing materials of limited distribution include recommendations from 2009 and 2010, such materials must include all recommendations made by the manager from 2009 to the present. The rule’s prohibition also applies where an advertisement quotes a newspaper article or magazine article that refers to past specific recommendations. In the context of hedge funds or other private funds, “recommendations” would include buy-sell decisions for the fund’s portfolio. The rule does not prohibit advertisements discussing unprofitable recommendations.

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The list of recommendations must include the following:

•	the name of each security recommended;

•	the date and nature (buy or sell) of each recommendation;

•	the market price at that time;

•	the price at which the recommendation was to be acted upon; and

•	the market price of each security as of the most recent practicable date.

In addition, the first page of the list must also contain a cautionary legend, in typeface at least as large as the largest print used in the text. Such language should be similar to:

It should not be assumed that recommendations made in the future will be profitable or will equal the performance of the securities in this list.

It should be noted that the SEC has indicated that written communications by advisers responding to an unsolicited request by a client, prospective client or consultant for specific information about profitable or unprofitable past recommendations are not advertisements. The SEC has also indicated that written communications by an adviser to its existing clients generally are not advertisements merely because past specific recommendations about securities are discussed. However, a letter written by an adviser that discusses past specific recommendations concerning securities not held or not recently held by some of its clients to whom the letter was directed would suggest that a purpose of the communication was to promote the advisory services of the adviser and may constitute an advertisement prohibited by Rule 206(4)-2.

(b)	Rule 206(4)-1 No-Action Relief: Objective, Non-Performance-Based Criteria.

The Staff has permitted advisers to provide information in marketing materials about a limited number of recommendations under conditions designed to ensure the presentation would be objective and not misleading.3 According to the Staff’s guidance:

•	the securities discussed in the marketing materials should be selected based on objective, non-performance-based criteria (e.g., largest dollar amount of purchases/sales, largest positions held, etc.) and should be consistently applied;

•	the marketing materials should not discuss realized or unrealized profits or losses;

•	the marketing materials of limited distribution should include appropriate cautionary disclosures; and

•	the marketing materials of limited distribution should maintain records regarding all recommendations and the selection criteria for securities discussed.

(c)	Rule 206(4)-1 No-Actio n Re lief: “Top ” and “Bottom” Holdings . According to Staff guidance advisers may distribute marketing materials of limited distribution that include an analysis of “top” and “bottom” holdings in the overall performance of a representative account, subject to specific guidelines.[4] According to the Staff’s guidance:

[3]	See, e.g., Franklin Mgmt., Inc., SEC No-Action Letter, (pub. avail. Dec. 10, 1998).

[4]	See, The TCW Group, Inc., SEC No-Action Letter (pub. avail. Nov. 7, 2008).

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•	holdings must be selected in a mechanical, objective manner for the exclusive purpose of showing relative impact on accounts overall performance;

•	past specific recommendations must show no fewer than 10 holdings, including an equal number of positive and negative holdings;

•	calculation methodology and presentation of information must be consistent for each period;

•	past specific recommendations must include all necessary information to make the presentation not misleading;

•	best and worst holdings must be displayed on the same page with equal prominence; and

•	the adviser must maintain and make available to the Staff records evidencing the criteria used to select specific securities and how the security in the account affected its overall performance.

(9)	No General Solicitation of Investors

As a general matter, the securities issued by the Funds are not registered under the Securities Act because such securities are sold in transactions not involving a public offering (i.e. a private placement). To ensure that offerings of securities qualify for private placement status, securities may not be offered or sold by “general solicitation or general advertising.” Regulation D under the Securities Act defines a “general solicitation or general advertising” to include, but not be limited to, “any advertisement, article, notice or other communication published in any newspaper, magazine or similar media, or broadcast over television or radio, and any seminar or meeting whose attendees have been invited by any general solicitation or advertising.” In particular, no general advertisements should have any references (whatsoever) to the Funds. As discussed above new marketing materials must be reviewed by the Chief Compliance Officer.

In addition, Algert or persons acting on behalf of Algert may not solicit any person who does not have a “substantive, pre-existing relationship” with Algert, its officers, Employees or its selling agents. A substantive relationship is more than a casual acquaintance. To establish a pre-existing relationship with a prospective client, there must be a sufficient period of time between the establishment of a relationship and an offer so that an offer is not considered to be made by a general solicitation. In the past, the SEC has not objected to a period between 30 and 60 days as a sufficient period of time between the establishment of a relationship and an offer.

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EMAIL AND ELECTRONIC COMMUNICATIONS POLICY

Use of business email for personal use: Although Algert permits its Employees to access their personal e- mail and instant messaging accounts (“IM”) at work, Algert strongly encourages all Employees not to use their Algert email accounts for personal email. Any personal use must be reasonable and must not interfere with the Employee’s performance. Employees should be mindful of the fact that all e-mails sent and received through their Algert e-mail account will be archived and subject to periodic review and could also be subject to SEC review.

Use of personal email for business is prohibited: The use of personal e-mail and instant messaging accounts for firm, Client or Investor communications, or any other business matters, is strictly prohibited except in cases where Algert's email system experiences a failure. In those instances, personal e-mail accounts may be used for firm business, provided that Access Persons copy their Algert e-mail address.

Any correspondence that is to be sent by e-mail and pertains to the business of Algert MUST be sent through the e-mail account provided to the Employee by Algert. In the event that an Employee must use personal email to communicate work-related correspondence, the Employee must send a copy of the email message to their company email address so that the record will be retained as required and copy the Chief Compliance Officer.

Algert has approved certain instant messaging systems for business use, provided that such instant messaging is conducted through one of the following approved systems (the “Approved IM Accounts”): Yahoo, AIM, Bloomberg IM and MSN Messenger. IM’s sent through an Approved IM Account will be archived and subject to periodic review. Use of non-approved IM accounts for business use is prohibited.

SOCIAL MEDIA POLICY

Algert recognizes the value of online social media tools. In order to ensure we maintain a values-oriented, positive, professional image, and to protect the safety and privacy of our members and staff, all Employees must abide by the following expectations when using social media. Failure to abide by the following guidelines may result in disciplinary action, up to and including termination of employment. The world of social media is changing rapidly and often blurs the lines between the professional and private realms. If in doubt about how this policy applies to new social media sites, please contact the CCO.

A. Using Social Media for Work Purposes

Algert-related social media pages require review and approval by the CCO. Static postings regarding Algert require pre-approval and must follow Algert guidelines on Advertising, as detailed in the Compliance Manual. Algert currently does not utilize social media for business purposes and does not intend to do so at this time. Social networking sites, such as Facebook, LinkedIn and Twitter, are not approved electronic communications methods and should not be used to communicate with Investors or conduct any business essential to Algert and its core operations.
It is acceptable to list the Firm’s name and your position in a LinkedIn profile.

B. Using Social Media for Personal Purposes

Algert does not monitor Employees’ personal use of social media. Nonetheless, you should remember that any of your personal information or content viewable by the public must not violate Algert’s policies, as found in this Manual and Code of Ethics, whether or not you identify yourself online as an Algert employee.

Be mindful that what you publish will be public for a long time – protect your privacy.

Employees must remember that any of your personal information viewable by the public MUST abide by Algert values and Employee conduct expectations, as found in the Firm’s Code of Ethics, whether or not you identify yourself online as an Algert Employee.

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Employees must not engage in any communication that violates Algert’s policy regarding confidential information, as defined in any signed confidentiality agreement, Algert’s Code of Ethics, or Policies and Procedures Manual. Employees are prohibited from using, disclosing, or posting Algert’s confidential and/or propriety information, or any documents related to Algert, its clients, and known potential clients.

Employees should recognize that they are personally responsible for the content they publish on social media sites. Additionally, Employees can be disciplined for commentary, content or images that are defamatory, pornographic, proprietary, harassing, libelous or that can create a hostile work environment. Examples of inappropriate content include, but are not limited to:

•	References/photos of illicit substances
•	Disclosure of confidential information related to past, present or future Employees, clients, vendors or other persons conducting business with Algert Global
•	Posting defamatory information about past, present or future Employees, clients, vendors or other persons conducting business with Algert Global

Employees should not use the email function on any social/professional networking site when communicating work related information (this would include all correspondence that would be required to be retained under securities laws, which may include all communications with clients, as well as communications about client trades and client portfolios).

Algert Global makes efforts to promote and maintain a positive community image reflective of the organization and also encourages its employees to do so. Employees should also not offer to recommend or provide any recommendation to purchase or sell a particular security, provide general commentary about the stock market and/or Algert strategies, or discuss factors that may affect the market in general.

Notwithstanding Algert’s policy not to monitor employees’ personal use of social media, if Algert becomes aware of any Employee’s use of social media sites that would constitute a crime or a violation of federal or state securities laws or a violation of Algert’s policies and procedures or this Code of Ethics, Algert reserves to right to discipline such Employee, up to and including termination.

C. Third-party Posts

Employees are prohibited from providing or receiving a referral to or from any person on their social network related to Algert’s advisory business, as this may be viewed as a prohibited testimonial under the federal securities laws. For example, the use of the “like” button on Facebook for an advisor’s biography or a “recommendation” or “endorsement” on LinkedIn may be deemed a prohibited testimonial.

Employees must monitor third-party posts on their social network and exercise discretion over the appropriateness of the content consistent with the values of Algert. Employees should select the appropriate settings to ensure that “likes,” recommendations, or their equivalents are not displayed on their public profiles. Employees should be aware that failure to remove inappropriate third-party posts from their social network may be considered a tacit endorsement of the views expressed by the third party.

D. Recordkeeping Responsibilities

The Advisers Act sets forth the recordkeeping obligations of registered investment advisers. The recordkeeping obligation does not differentiate between various media, including paper and electronic communications, such as emails, instant messages, and other Internet communications that relate to the adviser’s recommendations or advice. RIAs that communicate through social media must retain records of those communications if they contain information that satisfies an investment adviser’s recordkeeping obligations under the Adviser’s Act.

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REGULATORY INQUIRIES, INVESTOR COMPLAINTS AND OTHER MATTERS

It is the policy of the Firm that all regulatory inquiries and Investor complaints and legal matters relating to the Firm be handled by the Chief Compliance Officer and/or the Firm’s management.

All regulatory inquiries concerning the Firm are handled by the Chief Compliance Officer. Employees receiving such inquiries, whether by mail, telephone or personal visit, must refer them immediately to the Chief Compliance Officer. Under no circumstances should any documents or material be released without prior approval of the Chief Compliance Officer, nor should any Employee have substantive discussions with any regulatory personnel without prior consultation with the Chief Compliance Officer. The Chief Compliance Officer will maintain records of any inquiries and accompanying responses.

Any Employee receiving a complaint, whether oral or written, from any Investor must promptly bring such complaint to the attention of the Chief Compliance Officer. Employees should not attempt to respond to or resolve any complaint by themselves. All responses to such complaints must be handled by the Chief Compliance Officer. The Chief Compliance Officer will maintain records of any complaints and accompanying responses.

All correspondence, summonses and subpoenas concerning legal actions or proceedings that involve a Client, an Employee and/or the Firm must be referred to the Chief Compliance Officer immediately upon receipt. The same procedures apply to telephone inquiries from outside attorneys, unless directed otherwise by the Chief Compliance Officer. Under no circumstances may any Employee other than the Firm’s management or the Chief Compliance Officer respond to a lawsuit, subpoena or other form of legal process.

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ACCOUNT DOCUMENTATION

The Chief Compliance Officer with the help of counsel will approve a process to gather the appropriate documentation for each such Investor and confirm that the Firm has received all necessary documentation.

It is the policy of the Firm that accounts may be activated, and funds invested on behalf of Investors, only after the following actions have been taken:

•	The Investor has been evaluated and deemed not to pose reputational risk, and is making the minimum investment unless a waiver is approved.
•	Any additional documentation required for corporate, partnership, trust and ERISA accounts has been received and reviewed by the Chief Compliance Officer or his designee.
•	The Investor has received the Firm’s privacy policy (if required), the Firm’s Form ADV Part 2A and 2B.
•	The opening of the account has been approved by the Chief Compliance Officer.

USA PATRIOT ACT/ ANTI-MONEY LAUNDERING POLICY AND PROCEDURES

Algert is committed to preventing money laundering and the financing of terrorist or other illegal activities. With respect to the Investors in the Funds, Algert relies upon the AML controls and procedures employed by the Administrator. With respect to the separately managed accounts and Sub-Advisory Accounts the Chief Compliance Officer or her delegate will ensure the below policies are followed. The Administrator is primarily responsible for reviewing potential investor subscription documents and, if necessary, requesting additional information from such potential investors to ensure compliance with applicable anti-money laundering laws. The Administrator has detailed KYC policies that are not included in this Manual.

Algert has adopted its own AML procedures and confirms that the Administrator’s policies are substantially similar to the following:

•	Algert will request all Investors in the Funds to affirmatively make certain representations, either in a subscription agreement or an addendum to a subscription agreement.

•	The Administrator (on behalf of Algert) will review all subscription wires received from Investors to the Funds to ensure that the details about the Investor correspond to the details provided in the subscription agreement or addendum.

•	The Administrator (on behalf of Algert) will, on a periodic basis, compare the investor register of the Funds critically against applicable regulatory watch lists, including, but not limited to the Blocked Persons list of the Office of Foreign Assets Control. To the extent that there is a match or possible match between the list of Investors and the regulatory watch-lists, the Chief Compliance Officer will determine whether any regulatory filings need to be made or other steps need to be taken (such as rejecting a prospective investment or requesting additional information from the investor).

•	The Administrator will review the subscription documents and take reasonable measures to establish the identity of all Investors in the Funds. If the Investor (i) is not a resident in one of the “High Risk Jurisdictions”; (ii) is not wiring funds from its account at a bank or other financial institution that is regulated in a “High Risk Jurisdiction”; (iii) is resident in one of the countries that is a member of the Financial Action Task Force on Money Laundering (“FATF”) and (iv) is wiring funds from its account at a bank or other financial institution that is regulated in a FATF country, generally no additional documentation is required beyond the information obtained in a subscription agreement completed by such Investor (provided that there are no other suspicious circumstances and Algert/the Administrator have received a fully completed and executed subscription agreement or addendum that generally meets the requirements discussed above).

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•	If, however: (i) the Investor is located in a “High Risk Jurisdiction”; (ii) the Investor is wiring funds from its account at a bank or other financial institution that is regulated in a “High Risk Jurisdiction”; (iii) the Investor is not located in a FATF country; or (iii) the wiring financial institution is not regulated in a FATF country, additional documentation will generally be required (per the Administrator’s requirement(s)). To the extent that an inquiry reveals that the jurisdiction of the Investor is a High Risk Jurisdiction or the financial institution is not located or regulated in a FATF country then the Administrator generally will obtain additional verification documentation as set forth in its KYC policies.

•	The Chief Compliance Officer and/or the Administrator (on behalf of Algert), will make a reasonable judgment as to the need for further due diligence beyond the steps described herein. The Administrator will make and maintain a record that evidences the due diligence steps performed and includes copies of all information and documents obtained to verify the investor’s identity.

A.           Appointment of the Compliance Officer

Algert has appointed the Chief Compliance Officer as the AML Officer to oversee these procedures (although much of the responsibility has been delegated to the Administrator).

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IDENTITY THEFT PREVENTION PROGRAM

Pursuant to the rules and regulations promulgated by the SEC with respect to Identity Theft Red Flags, a “financial institution5” or creditor that offers or maintains “covered accounts”6 must establish an identity theft prevention program designed to detect, prevent, and mitigate identity theft.

Algert has assessed its current accounts and has determined that it does not currently maintain or offer any “transaction accounts7” or covered accounts. Algert advises private funds and separately managed accounts and sub-advisory accounts. The separately managed accounts holders and sub-advised accounts are institutional or non- natural person investors and therefore are not maintained for consumers. The Investors in the Funds may be individuals however the Funds are not accounts in which the Investors are permitted make payments or transfers to third persons or others. Therefore the accounts are not transaction accounts.

On an annual basis, the Chief Compliance Officer will review the accounts that Algert offers and maintains to determine whether any such account is a covered account or a transaction account. If Algert maintains or offers a covered account in the future, it will adopt a comprehensive identity theft prevention program.

[5]	The SEC and CFTC have adopted the definition of financial institution as defined by the FCRA (i.e. RIA, BD’s, BDC’s and any person that is required to be registered under the Exchange Act) that directly or indirectly holds a “transaction account” belonging to a “consumer” (consumers are deemed to be individuals).

[6]	A “covered account” is: (i) an account that a financial institution or creditor offers or maintains, primarily for personal, family, or household purposes, that involves or is designed to permit multiple payments or transactions; and (ii) any other account that the financial institution or creditor offers or maintains for which there is a reasonably foreseeable risk to customers or to the safety and soundness of the financial institution or creditor from identity theft, including financial, operational, compliance, reputation, or litigation risks.

[7]	The Federal Reserve Act defines a “transaction account” to include an “account on which the ... account holder is permitted to make withdrawals by negotiable or transferable instrument, payment orders of withdrawal, telephone transfers, or other similar items for the purpose of making payments or transfers to third persons or others.”

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PORTFOLIO MANAGEMENT POLICY

ADHERENCE TO CLIENT INVESTMENT OBJECTIVES AND GUIDELINES

A. ERISA Considerations

This discussion is general in nature and is not intended as a comprehensive guide to compliance with ERISA’s complex prohibited transaction rules. In general, ERISA prohibits a broad range of transactions between a plan and a party in interest with respect to the plan. For this purpose, the term “party in interest” includes the plan sponsor (and certain of its affiliates), plan fiduciaries and service providers (and certain of their affiliates), among others. ERISA also prohibits a broad range of transactions that involve fiduciary “self-dealing” or in which the fiduciary is subject to a conflict of interest (e.g., where a fiduciary profits from, or has an interest in, a transaction involving a plan, or where a fiduciary, or one of its affiliates, is involved on two sides of the same transaction). The adverse consequences of having been found to have engaged in a technical prohibited transaction – even one that is beneficial to the plan – are substantial. In general, “parties in interest” who engage in such transactions are subject to excise taxes in an amount up to 100% of the “amount involved” in the transaction until the transaction is “corrected” (in effect, rescinded). In addition, fiduciaries that cause the plan to engage in a prohibited transaction may be liable to restore to the plan any losses resulting from the prohibited transaction.

Because ERISA’s prohibited transaction provisions are so broad, Congress provided a series of statutory exemptions from ERISA’s prohibited transaction rules, and also authorized the Department of Labor to grant administrative exemptions on an individual or class basis.

B. QPAM Status

One of the most important administrative exemptions from ERISA’s prohibited transaction rules is the “QPAM exemption,” which exempts certain transactions entered into at the direction of a “qualified professional asset manager” with a party in interest who is unrelated to the manager. A registered investment adviser may qualify as a QPAM.

In order to be a QPAM, the adviser must acknowledge its fiduciary status in a written management agreement. In addition, as of the adviser’s most recent financial statements (which are prepared in accordance with GAAP and within the preceding two years), the adviser must either have shareholders’ or partners’ equity in excess of
$1,000,000 (or have a qualifying guarantee from an affiliate with such shareholders’ or partners’ equity), and as of the end of its most recent fiscal year, the adviser must have at least $85,000,000 in total client assets under management. Additionally, the QPAM must adopt and implement an annual independent auditing process to measure the advisers’ compliance with its written policies and procedures as well as with the “objective requirements” of the QPAM exemption.

The QPAM exemption will not apply to all types of transactions. In particular, an adviser cannot use the QPAM exemption in the following situations:

•	Any plan (or groups of plans which are sponsored by related companies) that accounts for more than 20% of the adviser’s assets under management.
•	Self-dealing transactions.
•	Transactions with a counterparty that is affiliated with the adviser.
•	Certain categories of transactions, such as securities lending transactions and possibly also reverse repurchase transactions.

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C. Firm Policies and Procedures

Each Client account managed by the Firm has investment guidelines set forth in its investment management agreement or Fund Offering Documents. Algert utilizes an order management system to monitor each portfolio on a regular basis. That is utilized to monitor adherence to soft and hard investment guidelines and risk reports.

PORTFOLIO COMPLIANCE MONITORING

Algert has a duty to continuously monitor Client accounts to ensure that they are being managed in a manner consistent with the client’s investment objective and any investment guidelines. As the sub-adviser to registered investment companies, the day to day management of the Sub-Advisory Accounts and portfolio compliance has been delegated to the Algert. The term “portfolio compliance” means compliance with Investment Company Act requirements, prospectus and Statement of Additional Information, investment restrictions and limitations relating to the management of the accounts’ portfolio securities.

As noted above, to effect Client guideline and portfolio compliance monitoring, Algert has implemented an integrated portfolio and compliance management system (PCM System). The PCM System provides pre-trade and post trade compliance monitoring functionality. Where operational, the PCM System is designed to prevent a prohibited client transaction from being executed. Compliance with Client guidelines, quantifiable and percentage limitations or holdings on the Restricted List is checked when the PM or Trader sends a trade order for execution. If the order passes, the order is executed. However, if the order does not pass compliance, the PM or Trader must contact the CCO to discuss the potential breach and determine the appropriate course of action based on the details discussed. In addition, to monitoring pre-trade activity, the CCO or his or her designee reviews the compliance reports generated from the PCM System (or external third party) regarding client trading on a T+1 basis to identify any portfolio compliance breaches. The CCO receives daily reports from the PCM System and reviews any investment guideline to ensure that there are not breaches of guidelines. If a hard guideline is breached the CCO will work with the proper personnel to bring the guideline back into compliance and will document the breach and the resolution.

ALLOCATION OF INVESTMENT OPPORTUNITIES AND TRADES

As noted above Algert manages multiple Clients (including Sub-Advisory Accounts). In cases where Algert allocates trades among multiple Clients, Algert adheres to the following allocation policy and procedures.

Algert’s policy is to allocate trades in a fair, consistent and equitable manner among Clients investing in any given investment strategy.

The CCO will periodically review allocations to ensure that no Client is unfairly advantaged or disadvantaged and to ensure that the policies and procedures outlined below are adequate.

A. Firm Policies and Procedures

It is the policy of the Firm that investment decisions are to be made consistent with the investment objectives, guidelines and restrictions of Clients and that trades are to be allocated fairly and equitably among accounts participating in each transaction, taking into consideration the objectives, restrictions, investment strategy, asset allocation and benchmarks of each Client.

From time to time, the Firm may aggregate the trade orders of several strategies and/or Clients when such aggregation is consistent with the Firm’s obligation to seek best execution and if, in the Firm’s reasonable judgment, such aggregation is believed to be in the best interests of the strategies and/or clients involved.

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Notwithstanding the foregoing, Algert may allocate orders among the Client(s) on a case-by-case basis. Algert is not required to allocate all orders among such Clients on a pro rata basis, as pro rata allocations among the Clients may not always be appropriate. Accordingly, Algert may allocate orders based on the following factors:

•	a Client already has sufficient exposure to the securities, issuer or market in question;
•	the different liquidity positions and requirements of a Client Fund, (i.e., no defense or tobacco stocks; no fixed income);
•	a Client’s tax considerations;
•	a Client’s regulatory considerations;
•	small share allocations, odd lots, foreign securities law restrictions or restrictions of a Client;
•	the relative capitalization and cash availability of a Client;
•	the relative risk and VAR profiles of a Client;
•	different strategies of a Client;
•	a Client’s portfolio concentration considerations;
•	formal diversification requirements imposed by a Client’s constituent documents;
•	borrowing base considerations of a Client;
•	different historical and anticipated subscription and redemption patterns of a Client;
•	minimum investment criteria or undesirable position size for a Client;
•	a Client’s ramp up and ramp down periods;
•	a Client’s investment time horizon;
•	investment guidelines and limitations; and
•	common sense adjustments that lead to cost savings or other transactional efficiencies for a Client.

The foregoing list of factors is not intended to be exclusive and there may be other instances in which Algert may allocate orders to a Client on other than a pro rata basis.

As a fiduciary, Algert cannot arbitrarily allocate orders among Clients and cannot allocate promising positions to underperforming Clients to boost performance or vice versa. However, Algert may in good faith determine that certain investments should be allocated only to certain Clients.

In allocating orders among Clients, Algert should avoid potential conflicts that may exist under the circumstances, including, without limitation, when (i) one Client is purchasing or selling a specific security within a short period of time prior to another Client taking the same or a contrary position, or (ii) a larger Client, by virtue of the size of its holdings or otherwise, may have the ability to influence the market of a security held by a smaller Client.

B. Public Offering Restrictions

At the fund level, Algert may be restricted in its allocations regarding public offerings subject to FINRA rules 5130 and 5131 (“new issues”). At this time Algert does not participate in new issues.

DERIVATIVES POLICY

Algert has adopted policies and procedures relating to transacting in derivatives in Client accounts. These policies and procedures apply to the Algert’s activities with respect to all its Client accounts. With respect to the Sub- Advisory Accounts Algert will comply with the policies and procedures with respect to the use of derivatives adopted by the respective fund’s board of trustees/directors, as provided to Algert by the Sub-Advisory Account.

A derivative is generally defined as an instrument whose value is derived from, or based upon, some underlying security, index, interest rate, currency exchange, commodity or other asset. Derivatives can be used for hedging and non-hedging purposes.

Algert will only engage in derivatives transactions for a Client when all of the following conditions are met:

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➢	The Client’s current investment guidelines and restrictions permit the derivative;
➢	The proposed derivative is consistent with the Client’s investment objectives and policies; and
➢	With respect to any Sub-Advisory Account the “cover” or segregation requirements which are necessary to avoid the creation of senior securities in a fund, are satisfied.

LIQUIDITY

Section 22(e) of the Investment Company Act provides, with certain exceptions, that no registered investment company may postpone the date of payment upon redemption of a redeemable security for more than seven days after the security is tendered for redemption. The SEC position is that a variable net asset value investment company should limit its holdings of illiquid securities at 15% of its net assets *. As noted above, Algert acts as a sub-adviser to certain investment companies, the Sub-Advisory Accounts.

As applicable, the board of trustees/directors (the “Board”) of certain Sub-Advisory Accounts has delegated certain responsibilities involving portfolio management to Algert. The Board has delegated to the Algert the day-to-day responsibility of determining the liquidity of securities to Algert. In addition, the Board requires Algert to monitor the amount of illiquid securities held by certain Sub-Advisory Accounts.

To comply with the delegation of the Board and to comply with the SEC position that no more than 15% of an investment companies net assets may be invested in illiquid investments, Algert adopted certain Sub-Advisory Accounts liquidity guidelines) with respect to the investment management services it provides to such accounts.

Algert generally invests in liquid securities, however, Algert may invest up to 15% of certain Sub-Advisory Accounts net assets in illiquid securities. Illiquid securities are defined as securities that cannot be sold or disposed of for their approximate carrying value on the books in seven days or less. In order to treat a security as liquid, Algert shall determine that the security can be disposed of within seven days in the ordinary course of business at approximately the amount at which the instrument has been valued for purposes of calculating respective Sub- Advisory Account’s net asset value.

The determination as to whether a security is illiquid shall be made (i) at the time of the initial purchase of each security, (ii) at the time of any subsequent purchases of such security, (iii) at the end of each day (or month, or other date as detailed in the guidelines provided by the Sub-Advisory Account) and (iv) any other time at which Algert determines that a security may have become illiquid for any reason, including but not limited to changes in market or other conditions impacting the security.

Illiquid securities include:

➢	repurchase agreements not entitling the Clients to payment of principal within seven days,
➢	time deposits in excess of seven days,
➢	privately issued interest-only and principal-only stripped asset-backed securities,
➢	purchased over-the-counter options,
➢	assets used to cover written over-the-counter options, and
➢	restricted securities.

If requested by the Sub-Advisory Account, Algert will create and update quarterly or as otherwise necessary a report that documents the illiquid securities held by the relevant accounts. In addition, if requested by a Sub-Advisory Account, Algert shall prepare and present a Liquidity Report at each regular meeting of the Board.

*	The fact that a Clent may not be able to sell all of its holdings in a particular security within seven days does not necessarily mean the security must be treated as illiquid.

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BEST EXECUTION, SOFT DOLLARS, CROSS-TRADING POLICY, AFFILIATED BROKERS AND UNDERWIRTERS

BEST EXECUTION

It is Algert’s policy to seek best execution from the brokers with whom it places trades for execution on behalf of its Clients (including the Sub-Advisory Accounts). It is Algert’s belief that informational advantage gained through intensive research by Algert’s portfolio manager combined with outside research supplied largely by brokers are key to the successful investment of Algert’s Clients’ assets.

A. Selection of Brokers

Algert seeks to minimize its overall trading costs. The majority of trades are based on expected holding periods of multiple months. We employ multiple brokers in each geographic region to help mask trades and foster competition.

Within each region we measure broker performance using the implementation shortfall method. This compares trade price and commission to a pre-trade strike price, typically the prior night’s close, and charges an opportunity cost for any unfilled shares. We benchmark this against our own measure of expected implementation shortfall, and score brokers based on their performance relative to the expected cost. Qualitative factors such as the reliability of the broker’s systems and trading platform may also have an impact on our desire to trade with a broker, though this is less important than realized implementation shortfall.

Other factors that may influence broker selection are:

•	the type of security
•	commission and pricing
•	capital introduction services
•	if an OTC trade, when the executing broker is acting as agent or principal
•	the size of the contemplated trade
•	the security’s liquidity and availability
•	the then prevailing market conditions for the security and the market as a whole
•	the other costs associated with executing the trade (such as transaction fees and settlement fees) the communication skills of the broker-dealer representative assigned to our Firm

The Firm has established an Order Routing Committee that meets periodically to review the execution performance of its brokers, and such meeting generally occurs quarterly but in any event no less frequently than annually. The Order Routing Committee maintains records from its reviews.

B. Order Aggregation

The Firm may aggregate orders for execution, although directed and non-directed orders will not be aggregated without the approval of the Chief Compliance Officer unless it is possible to use a step-out transaction to satisfy one or more Client directions. In the event that trades are aggregated, if orders are executed in a series of trades with a particular broker, rather than as a block, the trades generally are posted to Client accounts at the average price.

The Firm may from time to time place aggregated orders for all or many Client accounts in which the same instrument is being traded. In general, the Firm makes allocations to Client accounts pursuant to the average pricing method. Average pricing amounts to adding up all the buys or sells at their particular price levels, multiplied by the number of contracts at each particular price level, and dividing by the total number of contracts to determine an average price for the whole batched order. The Firm’s brokers’ back offices or the Firm’s Order Management System (“OMS”) facilitates this process.

Algert manages some Funds that are seeded with firm capital for the purpose of establishing track records (“Seed Funds”). Due to the size of these strategies, the Seed Funds cannot typically be traded using the same systems and brokers as Algert’s other Funds. Therefore, Algert cannot aggregate orders in the Seed Funds with those of Algert’s other clients. On days when the Seed Funds are trading, Algert’s policy is to execute the trades of these funds independently, through separate brokers, without consideration to the relative timing of the trades. Algert makes no effort to either prioritize or randomize the timing of Seed Funds’ trades. In practice, the Funds will trade throughout the day in attempt to achieve the best execution possible and the Seed Funds will typically execute during some small trading window, which could be at any time during the trading day and is often determined by the time zone of the market and Algert’s workflow management concerns. Algert believes that this workflow will not lead to any systematic differences in executed average prices. Nonetheless, the trades in the Seed Funds may be executed at a more favorable price than prices for other Algert clients.

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SOFT DOLLARS

Algert does not currently utilize any soft dollar arrangements. In the future, if Algert begins utilizing research, research-related products and other brokerage services on a soft dollar commission basis, the Firm will adhere to the following policy and procedures.

Algert’s soft dollar policy is to make a good faith determination of the value of the research product or services in relation to the commissions paid. Algert also maintains soft dollar arrangements for those research products and services which assist Algert in its investment decision-making process.

In the event Algert obtains any mixed–use products or services on a soft dollar basis, Algert will make a reasonable allocation of the cost between that portion which is eligible as research or brokerage services and that portion which is not so qualified. The portion eligible as research or other brokerage services will be paid for with discretionary Client commissions and the non-eligible portion, e.g., computer hardware, accounting systems, etc., which is not eligible for the Section 28(e) safe harbor will be paid for with Algert's own funds. For any mixed-use products or services, Algert will maintain appropriate records of its reviews and good faith determinations of its reasonable allocations

Algert periodically reviews the firm’s soft dollar arrangements, budget, and allocations and monitors the firm’s policy. As part of Algert's policy and soft dollar practices, appropriate disclosures are included in our Disclosure Document(s) and periodically reviewed and updated to accurately disclose the firm’s policies and practices.

Algert’s agreements with certain Fund Clients allow Algert to use soft dollars to pay for products and services not covered in the 28(e) safe harbor.

A. Section 28(e) Safe Harbor

Section 28(e) of the Securities Exchange Act of 1934 allows and provides a safe harbor for discretionary investment advisers to pay an increased commission, above what another broker-dealer would charge for executing a transaction, for research and brokerage services, provided the adviser has made a good faith determination that the value of the research and brokerage services qualifies as reasonable in relation to the amount of commissions paid. Further, under SEC guidelines, the determination as to whether a product or service is research or other brokerage services, and eligible for the Section 28(e) safe harbor, is whether it provides lawful and appropriate assistance to the investment manager in performance of its investment decision-making responsibilities.

B. Procedures

Algert has adopted procedures to implement the Firm’s policy and reviews to monitor and ensure the Firm’s policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

•	The Chief Compliance Officer is responsible for the review, approval and monitoring of soft dollar arrangements.

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•	The Chief Compliance Officer will initially review and approve, and thereafter review each of the Firm’s soft dollar arrangements and brokerage allocations for soft dollar research services and products on a periodic and at least an annual basis.
•	Disclosures regarding Algert’s soft dollar policy and soft/mixed use services and products will be reviewed by the Chief Compliance Officer for consistency with the firm’s policy and practices on at least an annual basis and will provide specific information regarding the soft dollar services and products received. Such review will typically be done as part of the ADV 2A update.
•	Algert, as a matter of best practice, attempts to limit soft dollar purchases to products and services that fall within the 28(e) safe harbor. Should non-28(e) products and services be purchased, they will be purchased only with common dollars from those accounts that have given Algert permission to do so.

CROSS-TRADING

Algert does not currently engage in or permit executing brokers to engage in any cross-transactions in Client accounts. Cross-transactions includes transactions where Algert and/or one of Algert’s executing brokers effects a transfer of securities between two or more Client accounts without sending the transaction to the open market for execution. Such cross-transactions would typically occur via a bookkeeping or journaling entry.

In the future, the Firm, in accordance with applicable regulatory requirements, including those relating to ERISA, and Rule 17a-7 of the Investment Company Act may seek to adjust or rebalance client investment accounts or portfolios by effecting cross transactions between or among Client accounts. In effecting such cross transactions, the Firm would seek to reduce the transaction costs to its Clients of such account adjustments. All such cross trades will be consistent with the investment objectives and policies of each Client account involved in the trades, and will be affected at a current independent market price of the securities involved in the trades determined by the Firm. Client accounts involved in such cross trades will not pay any brokerage commissions or mark ups in connection with the trades, but may pay customary transfer fees (i.e., aggregate ticket charges) that are assessed through any unaffiliated broker-dealers through which the trades are effected.

The Chief Compliance Officer will review each cross trade to ensure that a) the cross trade was effected at a current independent market price of the securities involved; b) the cross trade is consistent with the investment objectives and policies of each account involved in the trade; and c) client accounts involved in the cross trade do not pay any brokerage commissions or mark ups in connection with the trades.

PRINCIPAL TRANSACTIONS

Algert does not currently engage in or permit principal transactions. To the extent that cross trades may be viewed as principal transactions due to the ownership interest in a client by Algert or its personnel, Algert will comply with the requirements of Section 206(3) of the Advisers Act, including that any such transactions will be considered on behalf of investors and approved or disapproved by (i) an advisory board comprised of representatives of investors in the clients or (ii) a committee consisting of one or more persons selected by Algert (or its affiliate), and any valuation approved by such a committee will be determined by an independent third party that has appropriate experience in providing such valuations.

AFFILITATED BROKERAGE TRANSACTIONS

Section 17(e) of the Investment Company Act generally prohibits any affiliated person of an investment company and any affiliated person of such a person acting as a broker in connection with that investment company's security transactions from receiving any fee for such transaction that exceeds the usual and customary broker's commission. Section 17(e) of the Investment Company Act and Rule 17e-1 thereunder set forth the circumstances in which an affiliate of an investment company may act as a broker in connection with securities transactions involving the investment company.

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The rule requires that the brokerage commission or other fees paid be reasonable and fair compared to the commission or other fee that unaffiliated brokers would charge in comparable transactions involving similar securities. Rule 17e-1 provides a safe harbor for affiliated brokers to receive a “usual and customary broker’s commission” in connection with transactions effected on an exchange. Rule 17e-1 defines a “usual and customary broker’s commission” as one that is fair compared to the commission received by other brokers in connection with comparable transactions involving similar securities being purchased or sold on an exchange during a comparable period of time.

At this time, the Algert does not have any affiliated brokers. In the future, if Algert does have an affiliated broker it will provide the adviser of the Sub-Advisory Accounts with a quarterly report indicating all transactions during the period for which an affiliated broker received compensation for acting as broker, if any.

AFFILIATED UNDERWRITERS

Section 10(f) of the Investment Company Act generally prohibits the purchase of a security during an underwriting or selling syndicate where an affiliate of the adviser is a principal underwriter of the syndicate. Rule 10f-3 under the Investment Company Act provides an exemption from Section 10(f) by permitting the purchase of securities from underwriting syndicates in which affiliated persons of the investment company act as a syndicate manager or member provided various requirements are met.

At this time, the Algert does not have any affiliated underwriters. If in the future, the Adviser has affiliated underwriters it shall provide the adviser of the Sub-Advisory Accounts with a quarterly report indicating all transactions during the period for which an affiliate participated in an underwriting and provide a certification that each transaction was in compliance with the Rule 10f-3 requirements.

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TRADE ERRORS AND TRADE MODIFICATION

It is to be expected that in the course of normal business Algert may cause a Client account to incur an occasional trade error. Upon discovery, all trade errors should be brought to the attention of the Chief Compliance Officer.

A. Errors Subject to the Procedures

Trade Errors may occur in either the investment decision-making or the trading process. Such trade errors include:

•	purchases or sales of securities that the Firm knows or should have known were not legally authorized for a Client’s account;
•	purchases or sales of securities not authorized by the Client’s investment advisory contract;
•	failure to place a portfolio manager’s order to purchase or sell securities as intended, such as by transacting in the wrong securities or for the wrong amount, or effecting a buy instead of a sell.

Clerical mistakes that have an impact solely on recordkeeping are not treated as trade errors.

B. Firm Policies and Procedures

It is the policy of Algert to promptly correct any trade errors incurred by a Client account. It is Algert’s goal to strive to reduce the number and frequency of trade errors. Though Algert does not execute trades and Algert’s executing brokers are responsible for any errors made in filling orders placed by the Firm, errors may occur when producing trade lists.

Algert regards “trading errors” — assuming that Algert has exercised due care in implementing procedures designed to prevent “trading errors” — as an inherent feature of implementing specialized and complex strategies. Consequently, in the absence of statutory, regulatory or self-regulatory requirements, formal guidance or consensus “best practice” to the contrary, Algert will generally (unless Algert otherwise determines) treat all trading errors (both those which result in losses and those which result in gains) as for the account of the Client.

Algert has fully disclosed to its Investors in Clients and the Investors and Clients have agreed in writing that the Client in which the trade error occurs is responsible for covering any loss resulting from the inaccurate or erroneous order, other than those caused by Algert’s gross negligence. However, with respect to certain Sub-Advisory Accounts Algert has agreed that if there is a loss caused by a trade error Algert will make such Sub-Advisory Account whole ; similarly, gains resulting from a trade error will be maintained by such account.

C. Brokerage Errors

From time to time brokers may themselves make errors in filling orders placed by the Firm. The Firm may grant a broker’s request to cancel or modify a trade under the following circumstances:

•	Good Faith Error. The portfolio manager must believe that the broker acted in good faith and made an honest mistake.
•	No Loss to Client. There must be no actual loss or expense charged to the Client.
•	No Reciprocal Arrangements. There must be no reciprocal arrangement with the broker with respect to the trade in question or other trades.
•	Records to be Kept. Adequate records of the trade and its cancellation or modification, indicating “broker error” as the reason for such cancellation or modification, must be made by a portfolio manager and kept by the Chief Compliance Officer to permit review of the decisions taken and the reason therefore.
•	Broker Compensation. Algert will not compensate brokers with soft dollars for trade errors or corrections.

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CUSTODY ISSUES

A. Maintenance of Fund Assets

Algert will maintain the assets of the Funds in accounts with “qualified custodians” as defined in Rule 206(4)-2 of the Advisers Act and notify Investors of the Funds in writing of the qualified custodian’s name, address and the manner in which the assets are maintained promptly following any changes to such information. The Funds’ qualified custodians are currently listed on Algert’s Form ADV.

B. Delivery of Audited Financial Statements to Investors

Algert will provide Investors in the Funds with audited financial statements, prepared by an independent public accountant that is registered with, and subject to regular inspection by, the Public Company Accounting Oversight Board, generally in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), within 90 days of the end of the Funds’ respective fiscal years or as soon as reasonably practicable thereafter. In the event of a liquidation, Algert will obtain a final liquidation audit of the Fund’s financial statements in accordance with GAAP and distribute it to Investors in the relevant Fund promptly after completion of the audit. It should be noted that distribution of audited financial statements in such a timely manner is necessary for Algert to rely on an exemption from the surprise exam requirements in Rule 206(4)-2.

C. Notification to Investors of New or Changed Custodial Arrangements

If Algert enters into new custodial relationships, Algert will notify Investors of the new custodian’s name and address via its annual update to the Form ADV Part 1. In addition, if Algert terminates an existing custodial relationship, it will notify Investors of such termination. For the avoidance of doubt, the notifications discussed in this paragraph may be done in a regular Investor mailing such as a monthly or quarterly letter.

D. Separate Account Clients and Sub-Advisory Account

Algert does not have custody of such client’s assets.

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CYBERSECURITY PROGRAM

Overview

Algert’s objective, in the development and implementation of this comprehensive cybersecurity program, is to create effective administrative, technical, and physical safeguards for the protection of personal information of the Firm and our clients. The cybersecurity program sets forth our procedures for evaluating our electronic methods of accessing, collecting, storing, using, transmitting, and protecting personal information of our clients.

The cybersecurity program will cover the following topics:

1.)	Identification of Risks and Cybersecurity Governance
2.)	Protection of Algert’s Networks and Information
3.)	Risks Associated with Remote Customer Access and Fund Transfer Requests
4.)	Risks Associated with Vendors and Other Third Parties
5.)	Detection of Unauthorized Activity 6.) Updates to the Cybersecurity Program

It is the obligation of all Algert employees to protect the technology and information assets of the Firm. This information must be protected from unauthorized access, theft and destruction. The technology and information assets of the Firm are made up of the following components:

1.)	Computer hardware, CPU, disc, Email, web, application servers, PC systems, application software, system software, etc.
2.)	System Software including: operating systems, database management systems, and backup and restore software, communications protocols, and so forth.
3.)	Application Software: used by the various departments within the Firm. This includes custom written software applications, and commercial off the shelf software packages.
4.)	Communications Network hardware and software including: routers, routing tables, hubs, modems, multiplexers, switches, firewalls, private lines, and associated network management software and tools.

Program Details

Algert has designated the Chief Technology Officer (“CTO”) to implement and maintain the cybersecurity program with the supervision of the CTO and CCO. The CTO will be responsible for:

a)	Initial implementation of the cybersecurity program;
b)	Ongoing employee education;
c)	Regular testing of the cybersecurity program’s safeguards;
d)	Evaluating the ability of each of our third party service providers to implement and maintain appropriate security measures for the personal information to which we have permitted them access, and requiring such third party service providers by contract to implement and maintain appropriate security measures.
e)	Reviewing the scope of the security measures in the cybersecurity program at least annually, or whenever there is a material change in our business practices that may implicate the security or integrity of records containing personal information.

Identification of Risks and Cybersecurity Governance

To combat internal risks to the security, confidentiality, and/or integrity of any electronic records containing personal information, and evaluating and improving, where necessary, the effectiveness of the current safeguards for limiting such risks, the following measures are mandatory and are effective immediately. The Firm has identified the following risks that are present to its business as well as procedures to help mitigate those risks:

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Internal Threats

A copy of the most current cybersecurity program must be distributed to each employee at onboarding and annually

1.	There must be communication to employees on the detailed provisions of the cybersecurity program at onboarding and annually.
2.	Access to records containing client’s personal information shall be limited to those persons who are reasonably required to know such information.
3.	All security measures shall be reviewed at least annually, or whenever there is a material change in our business practices that may reasonably implicate the security or integrity of records containing personal information.
4.	Terminated employees must return all records containing personal information, in any form, that may at the time of such termination be in the former employee’s possession (including all such information stored on laptops or other portable devices or media, and in files, records, work papers, etc.)
5.	A terminated employee’s physical and electronic access to personal information must be immediately blocked. Such terminated employee shall be required to surrender all keys, IDs or access codes or badges, business cards, and the like, that permit access to the firm’s premises or information. Moreover, such terminated employee’s remote electronic access to personal information must be disabled; his/her voicemail access, e-mail access, internet access, and passwords must be invalidated.
6.	Current employees’ user ID’s and passwords must be changed every six months in accordance to Algert password policy.
7.	Employees are encouraged to report any suspicious or unauthorized use of customer information.
8.	Employees are prohibited from keeping open files containing personal information on their computer screen when they are not at their desks. Employees are responsible for locking computer screen when away from workspace.
9.	Employees must not share login information with co-workers.
10.	All server assets will be physically secured, so that only staff with appropriate need can access.

External Threats

1.	The Firm will maintain reasonably up-to-date firewall protection and operating system security patches, reasonably designed to maintain the integrity of the personal information, installed on systems processing personal information.
2.	The Firm will maintain reasonably up-to-date versions of system security agent software which must include malware protection and reasonably up-to-date patches and virus definitions, installed on systems processing personal information.
3.	To the extent technically feasible, personal information stored on portable devices, such as laptops or tablets, must be password protected, as must all records and files transmitted across public networks or wirelessly, to the extent technically feasible.
4.	All computer systems must be monitored for unauthorized use of or access to personal information.

Risks Associated With Remote Client Access and Funds Transfer Requests

Currently, Algert does not provide its clients with online account access nor do we process funds transfer requests. If the Firm’s business changes to allow for remote client access and funds transfer requests, Algert will update the cybersecurity program accordingly by identifying the potential risks involved and implementing the appropriate safeguards to protect the client’s personal information.

Risks Associated With Vendors and Other Third Parties

Algert periodically conducts risk assessments with vendors and other third parties that have access to the Firm’s networks, customer data, and other sensitive information.

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Detection of Unauthorized Activity

This section provides some policy guidelines and procedures for handling unauthorized activity. The term “unauthorized activity” is defined as any irregular or adverse event that threatens the security, integrity, or availability of the information resources on any part of the Firm network.

Employees, who believe their terminal or computer systems have been subjected to unauthorized activity, or has otherwise been improperly accessed or used, should report the situation to the CTO and CCO immediately to determine the course of action. The employee shall not turn off the computer or delete suspicious files. Leaving the computer in the condition it was in when the security incident was discovered will assist in identifying the source of the problem and in determining the steps that should be taken to remedy the problem.

The Firm takes the issue of security seriously. Firm employees who use the technology and information resources of the Firm must be aware that they can be disciplined if they violate this policy. Upon violation of this policy, an employee may be subject to discipline up to and including discharge. The specific discipline imposed will be determined by a case-by-case basis, taking into consideration the nature and severity of the violation of the cybersecurity program, prior violations of the policy committed by the individual, state and federal laws and all other relevant information.

In a case where the accused person is not a Firm employee, the matter shall be submitted to the CCO. The CCO may refer the information to law enforcement agencies and/or prosecutors for consideration as to whether criminal charges should be filed against the alleged violator(s).

Updates to the Cybersecurity Program

The Firm’s CTO and CCO review the cybersecurity program on a periodic basis and update the program based on changes in the Firm’s business, effectiveness of the safeguards, and any additional risk factors that become present. The CCO will inform management of the results of the reviews and any recommendations for improved security arising out of the reviews.

Furthermore, if an incident occurs that is determined to be in violation of the cybersecurity program, there shall be an immediate mandatory post-incident review of events and actions taken, if any, with a view to determining whether any changes in our security practices are required to improve the security of personal information for which the Firm is responsible.

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REGULATORY REPORTING

FIRM POLICIES AND PROCEDURES

The Firm will comply with the filing requirements of Section 13(d), Section 13(f) and Section 13(h) of the Exchange Act (“Exchange Act Reports”) and Rule 204(b)-1 under the Advisers Act (“Form PF”).

A. Responsibility

The Chief Compliance Officer is responsible for monitoring compliance with and making any of the regulatory filings described in this section with the SEC in a timely manner. All such filings must be made electronically using the SEC’s EDGAR electronic filing system.

B. Maintaining a Current Form ADV

1.	As a registered investment adviser, Algert is required to maintain a current Form ADV. Form ADV consists of Parts 1 and 2. Part 1 requests information about the characteristics of Algert’s business, its key personnel and owners and their disciplinary history (if any). Part 1 (and any amendments) is prepared and filed electronically via the Investment Adviser Registration Depository (“IARD”) system. Part 2A contains questions concerning the background and business practices of Algert, including the types of advisory services provided, a description of the fees and other forms of compensation and benefits received by Algert for its services, and a summary of certain potential conflicts. Part 2A (and any later amendments to Part 2A) will be prepared and filed electronically via the IARD system. The Part 2B Supplement will be sent to a legal representative of the Clients (as determined by Algert). Algert will be required to update its Form ADV Part 2A on an annual basis within 90 days of its fiscal year end and will be required to electronically file such annual update, along with a summary of material changes, with the SEC.

2.	In addition to filing its annual updates with the SEC, Algert will provide, within 120 days after the end of its fiscal year, a legal representative of the Clients (as determined by Algert) with either (1) a copy of the current (updated) Part 2A that includes or is accompanied by a summary of material changes or (2) a summary of material changes that includes an offer to provide a copy of the current Part 2A.

3.	Algert is required to deliver Part 2A to Clients before or at the time the parties enter into an advisory agreement.

4.	In addition, Algert will send a legal representative of the Clients (as determined by Algert) Form ADV Part 2B prior to investment. Algert must deliver an updated Part 2B promptly when there is new disclosure of a disciplinary event or a material change to disciplinary information already disclosed. Part 2B is not required to be filed with the SEC. The SEC has indicated that if a Employee begins to provide advisory services to a client as a result of another Employee’s resignation or termination, an adviser can deliver Part 2B within 30 days after the Employee begins to provide advisory services to the client, as long as the adviser has notified the client that the Employee previously providing advisory services to the client will no longer do so.

5.	Although not required to, Algert will follow the above delivery requirements with respect to Investors as well.

6.	Triggers for Amendment of Form ADV

7.	Pursuant to Rule 204-1 under the Advisers Act, Algert is responsible for maintaining the accuracy of the information in its Form ADV and in any amendments thereto. The Chief Compliance Officer is responsible for ensuring that all required amendments to Algert’s Form ADV are made and properly filed on a timely basis (as applicable).

8.	The period of time within which amendments to Form ADV must be made varies, depending on which item of the Form is being amended and the materiality of the change. To the extent that an area is identified that may require the filing of an amendment (as outlined below), the Chief Compliance Officer should be immediately notified.

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B.	Changes Requiring “Prompt” Amendments

1.	Algert must "promptly" amend its Form ADV if information concerning any of the following matters becomes inaccurate for any reason:[8]

a)	Algert’s full name;

b)	Algert’s principal place of business;

c)	the location of Algert’s books and records;

d)	the person to contact for further information concerning Algert’s Form ADV;

e)	the person to receive notice of any proceeding before the SEC or in any other jurisdiction in connection with Algert’s investment adviser registration;

f)	Algert’s registration status with a non-US financial regulatory authority;

g)	Algert’s organizational form and identity and related information (set forth on Schedule A of the Form ADV);

h)	the status of Algert and certain persons related to Algert with respect to violation of certain statutes, orders, and regulations;

i)	the existence of unsatisfied liens or judgments, denial of, payment on or revocation of any bond by a bonding company, or the existence of bankruptcy or other creditor matters;

j)	whether Algert or an affiliate of Algert has ever been involved with a securities firm that has been declared bankrupt; or

k)	Algert’s policy with respect to the custody of securities and/or funds of any Client.

C.	Amendments for Material Changes

1.	Algert must file amendments “promptly” if any information in Form ADV Part 1A Items 4, 8 or 10 or any information in Part 2 becomes inaccurate in a “material” manner. This generally includes the following:

a)	whether Algert has taken over the business of a registered investment adviser;

b)	whether persons other than those named elsewhere in Form ADV, through agreement or otherwise, control the management or policies of Algert;

c)	Algert’s advisory services and fees;

d)	the types of Clients Algert advises;

e)	the types of investments with respect to which Algert offers advice;

[8]	The term "promptly" is not defined in the Advisers Act. However, filing amendments within ten (10) days of any change should satisfy the requirements of the Advisers Act. In essence, these are responses to Items 1, 3, 9 (with certain exceptions) or 11 of Part 1A of Form ADV or Items 1, 2.A through 2.F or 2.I of Part 1B if applicable.

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f)	Algert’s methods of analysis, investment strategies, and risk of loss;

g)	education and business standards for persons determining or giving investment advice;

h)	Algert’s business activities and principal owners;

i)	Algert’s financial industry activities or affiliations;Algert’s code of ethics, participation or interest in Client transactions and personal trading policies;

j)	Algert’s conditions for managing accounts;

k)	Algert’s procedures for reviewing accounts;

l)	whether Algert has investment or brokerage discretion;

m)	Algert’s brokerage practices (including use of soft dollars);

n)	additional compensation received by Algert or certain related persons;

o)	certain legal or disciplinary events that are material to an Investor’s or potential Investor’s, or Clients’ or prospective Clients’, evaluation of Algert’s advisory business or the integrity of its management;

p)	Algert’s authority to vote Client securities and proxy policies and procedures;

q)	certain financial information; and

r)	changes in Algert’s principal executive officers and management persons.

All other changes to its Form ADV other than those listed in Sections B.(1) and B.(2) may be included in Algert’s annual amendment which, as noted above, will be filed within ninety (90) days of the end of Algert’s fiscal year. The Chief Compliance Officer will be responsible for ensuring that Algert updates its Form ADV as appropriate.

The Chief Compliance Officer will be responsible for ensuring that Algert complies with the Brochure rule.

E. Schedule 13D and 13G

Generally, a schedule 13D filing is required where Client beneficially owns more than 5% of a class of publicly traded equity securities of an issuer and has exceeded the 5% threshold for the purpose of changing or influencing control of the issuer. Schedule 13G is applicable where a Client beneficially owns more than 5% of a class of publicly traded equity securities of an issuer and holds the position in the ordinary course of business and not for the purpose of changing or influencing control of the issuer. A Client “beneficially owns” a security if Client has or shares the power to vote or dispose of the security. Because the Firm has discretionary authority over Client accounts, the Firm may be a beneficial owner for purposes of these filings. A Client also beneficially owns any securities that Client has the right to acquire (e.g. exercise of an option), if the right is exercisable within sixty days.

The Chief Compliance Officer is responsible for monitoring the Firm’s trading to determine whether any Schedule 13D or 13G filing is required. If a filing is required, the Chief Compliance Officer, or his designee, will prepare and file Schedule 13G through the SEC’s EDGAR electronic filing system within the required timeframes described above.

The Firm does not anticipate the filing of any Schedule 13Ds, and anticipates rarely, if ever, filing any Schedule 13Gs.

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F. Form 13F

Any investment adviser or hedge fund that on the last trading day of any month of a calendar year exercises investment discretion over or owns $100 million or more invested in equity securities traded on stock exchanges or Nasdaq must report to the SEC on Form 13F its holdings as of December 31 of that year. Thereafter, a quarterly 13F report is required after the end of each calendar quarter.

The Chief Compliance Officer is responsible for monitoring the Firm’s holdings each quarter and preparing any required Form 13F filings. In preparing the filing, the Chief Compliance Officer consults the SEC’s Official List of Section 13(f) Securities (published quarterly). The market values of such securities at the close of business on the last trading day of the quarter for which the Form 13F is prepared are determined in accordance with the Firm’s valuation policy.

The Chief Compliance Officer reviews Form 13F and causes it to be filed through the SEC’s EDGAR electronic filing system within forty-five (45) days after the end of the calendar quarter for which the filing is made.

G. Form 13H

Any investment adviser who directly or indirectly exercises investment discretion over transactions in exchange- listed securities equal to or greater than either (a) 2 million shares or $20 million per calendar day or (b) 20 million shares or $200 million per calendar month must report basic identifying data about the adviser and its affiliates to the SEC on Form 13H promptly (within 10 days) after reaching the identifying activity level. Thereafter, an annual 13H report is required within 45 days after the end of each full calendar year.

The Chief Compliance Officer is responsible for monitoring the Firm’s transactions daily and monthly and preparing any required Form 13H filings. In calculating the identifying activity level, the Chief Compliance Officer should take a “gross up” approach and refrain from offsetting or netting transactions among or within accounts.

The Chief Compliance Officer should file Form 13H through the SEC’s EDGAR electronic filing system.

H. Section 16

With regard to Section 16 of the Securities Act of 1933 (the “Securities Act”), the Firm does not anticipate acquiring more than 10% of the securities of any public company, and would only do so in a fiduciary capacity in the ordinary course of business and without the intention of changing or influencing control of the issuer. Accordingly, the Firm does not anticipate filing Forms 3, 4 or 5. Filings of these forms with respect to any directorships of public companies held by Firm Employees are the responsibilities of such Employees.

I. Form PF

Rule 204(b)-1 under the Advisers Act requires certain investment advisers to file periodic reports on the SEC’s Form PF. An adviser’s obligation to file Form PF is triggered when it:

•	Is registered or required to be registered with the SEC as an investment adviser; and
•	Manages $150 million or more in assets attributable to private funds.

Depending on the types of private funds the Firm manages and the assets attributable to them, the Firm may be obliged to file on a quarterly (15 or 60 days following fiscal quarter-end, depending on type of fund) or annual basis (120 days following fiscal year-end). The Chief Compliance Officer will monitor asset thresholds and cause the Firm to file Form PF on the applicable deadlines.

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CONFLICTS OF INTEREST AND CONFLICTS ANALYSIS POLICY

Algert has a fiduciary duty to manage conflicts of interest fairly. In essence, a conflict of interest is a situation in which a firm (or employee) finds itself in a position where its own interests conflict with the duty owed to its Clients or, a situation in which Algert’s duty to one Client conflict with its duty to another. Algert seeks to identify any conflicts and potential conflicts faced from time to time and has developed this Policy (along with the Manual and Code) to mitigate and manage these conflicts.

Algert strives to meet the highest standards of ethical and market practice in respect of the management of conflicts of interest and to act in the best interests of its clients. In that regard, Algert has the following practices and procedures in place.

Identification and Mitigation of Conflicts

For the purposes of identifying the types of conflict and potential conflicts that arise, Algert shall take into account whether the firm, affiliates or employees:

•	are likely to make a financial gain, or avoid a financial loss, at the expense of the Client;
•	have an interest in the outcome of a service provided to the Client or transaction carried out on behalf of the Client, which is distinct from the Client's interest in that outcome;
•	have an incentive to favor the interest of another Client or group of Clients over the interests of a Client; or
•	received or will receive from a person other than the Client an inducement in relation to a service provided to the Client, in the form of remuneration, goods or services, that is not the standard commission or fee for that service.

Where possible, Algert seeks to organize its business activities, including external arrangements, such as to avoid conflicts. Where Algert is not reasonably confident that the interests of a Client will be adequately protected, Algert shall disclose the general nature and/or sources of conflicts of interest to the Client before undertaking any business. As noted below such disclosure will generally be made via the ADV.

As detailed in this Manual and Code of Ethics, each of which are designed to manage, control, analyse, detect and mitigate conflicts of interest. Algert has:

•	created effective information barriers to prevent or control the exchange of information between portfolio managers where the exchange of information may harm the interests of the advisory clients;
•	adequately supervises all supervised persons, including those persons whose principal functions involve carrying out portfolio management activities;
•	sought to minimize conflicts of interest related to compensation of portfolio managers through the adoption of a detailed allocation policy;
•	adopted measures to prevent or limit any person from exercising inappropriate influence over portfolio management services; and
•	adopted measures to prevent or control the simultaneous or sequential involvement of a relevant person in separate portfolio management activities where such involvement may impair the proper management of conflicts of interest.

Such documents also contain policies regarding email monitoring, requirements that employees disclose and/or pre-clear certain gifts and outside business activities, restrictions on personal trading, management of material non-public information, as well as other detailed policies and procedures.

Further, on at least an annual basis, all employees receive both formal training with respect to conflicts of interest detection and prevention as part of the annual compliance training.

If an employee has an actual or potential conflict of interest he or she must promptly notify the Chief Compliance Officer.

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Review and Analysis of Conflicts

Algert monitors conflicts on an on-going basis through various aspects of its compliance monitoring program as detailed above. In addition, as part of the Annual Review the Algert compliance team will identify and document the key conflicts and potential conflicts Algert may encounter on a day to day business and document these in the Annual Review Report. Such documentation will summarize the means by which Algert manages these conflicts. Such review will consider the following potential conflicts:

•	Employee Related Conflicts:
o        Conflicts related to outside business activities, gifts, personal trading, etc.
•	Compensation-Related Conflicts and Incentives:
o	Lack of oversight of outside business activities;
o	Incentives to place investors in accounts with fee structures that are high relative to the services provided.
•	Portfolio Management-Related Conflicts:
o	Investment advisers that prefer one client over another when managing multiple accounts side- by-side, due to financial incentives or personal relationships;
o	Portfolio management activities by fund advisers that involve risks beyond the risk tolerance levels or stated objectives in the prospectus, such as overconcentration in a single issuer or sector, purchasing illiquid securities that appear to deliver higher returns, or a mismatch of fund liquidity to an expectation of fund redemptions.
•	Affiliations between investment advisers and service providers or other financial institutions, such as any incentive for an investment adviser to use a broker-dealer for executing a client’s trade even though best execution is not achieved.
•	Valuation:
o	Incentives of broker-dealers' and investment advisers to provide high marks in pricing relatively illiquid positions;
o	Inflating valuations to attract investors and charge more fees.

Disclosure of Material Conflicts to Investors and Clients

Algert shall properly disclose actual and potential material conflicts to investors and Clients. Generally Algert accomplishes this through disclosing material conflicts of interest in the ADV, the offering memorandum, or through such other means as determined appropriate by the Chief Compliance Officer.

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PAY TO PLAY POLICY AND PROCEDURES

Effective September 13, 2010, the Securities and Exchange Commission (SEC) adopted Rule 206(4)-5 to regulate and restrict donations by Investment Advisers to both incumbents and candidates for government office and political parties or political action committees (PACs). Specifically, the Rule prohibits an Investment Adviser from:

1)	Providing advisory services for compensation to a government entity client for two (2) years after the adviser or certain of its executives or employees make a contribution to certain elected officials or candidates
2)	Providing direct or indirect payments to any third party that solicits government entities for advisory business unless this third party is a registered broker-dealer or investment adviser itself subject to “pay-to- play” restrictions
3)	Soliciting from others, or coordinating, contributions to certain elected officials or candidates or payments to political parties where the adviser is providing or seeking government business
4)	Doing anything indirectly that, if done directly, would result in a violation of the other provisions of the Rule.

The Rule does not ban or limit the amount of political contributions that can be made by an adviser or its covered associates, but rather imposes a “time out” on the ability of an adviser to receive compensation for conducting advisory business with a government entity for two (2) years after certain contributions are made to an official of a government entity.

Definitions

a)	“Official” means any person (including any election committee of the person) who was, at the time of a contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office (1) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity, or (2) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity.
b)	“Government entity” includes any state or political subdivision of a state, its agencies and instrumentalities, any pool of assets sponsored or established by any of the foregoing, and any participant-directed investment program or plan sponsored or established by any of the foregoing.
c)	“Contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for (1) the purpose of influencing any election for federal, state or local office, (2) payment of debt incurred in connection with any such election, or (3) transition or inaugural expenses of the successful candidate for state or local office.
d)	“Solicitation” includes any communication made under circumstances reasonably calculated to obtain or retain an advisory client unless the circumstances otherwise indicate that the communication does not have the purpose of obtaining or retaining and advisory client.
e)	“Staff” refers to any personnel of the Securities and Exchange Commission
f)	“Covered Associates” of an adviser include (1) any general partner, managing member, or executive officer, or other individual with similar status or function, (2) any employee who solicits a government entity for the adviser and any person who supervises, directly or indirectly, such employee, and (3) any PAC controlled by the adviser or by any such persons described in (1) and (2). A contribution by a limited partner, a non-managing member of a limited liability company adviser or a shareholder of a corporate adviser is not covered unless such person is also an executive officer or solicitor (or supervisor thereof), or the contribution is an indirect contribution by the adviser, executive officer, solicitor or supervisor.

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De Minimis Exception

The Rule permits an Employee to make contributions up to $350 per election per candidate if the contributor is entitled to vote for the candidate and up to $150 per election per candidate if the contributor is not entitled to vote for the candidate. Such contributions are nevertheless restricted by the policy set forth below.

Policy

Algert has adopted the following as its policy to comply with Pay-to-Play regulations.

1)	All political contributions must be pre-approved by the Chief Compliance Officer in ELF.

Under no circumstances may an Employee contribute more than the approved amount. Employees who make a political contribution without the necessary pre-approval may be subject to discipline. Employees are prohibited from directing or funding political contributions through third parties such as spouses or domestic partners.

The Chief Compliance Officer will maintain records of all government entities to which Algert provides or has provided advisory services, any present or former Investors in any Client to which Algert provides or has provided advisory services in the prior five-year period. In addition, the Chief Compliance Officer will maintain records of the name and business address of each regulated person to whom Algert provides or agrees to provide, directly or indirectly, payment to solicit a government entity for advisory services on its behalf.

2)	In addition, prior to hire and annually thereafter Employees must certify to the fact that they have disclosed, via the pre-clearance procedures herein and the initial disclosure form, all political contributions made by them during the past two years. Such certification will be made via ELF.

To prevent potential Pay-to-Play violations or triggering of the two-year “time out”, Algert will not:

1)	Coordinate or solicit any person or PAC to make:
a.	Any contribution to an official of a government entity to which Algert is providing or seeking to provide advisory services
b.	Any payment to any state or local political party where Algert is providing or seeking to provide advisory services to a government entity
2)	Consent to the use of its name on fundraising literature for an official of a government entity
3)	Sponsor a meeting or conference that features a government official as an attendee or guest speaker and that involves fundraising for the government official
4)	Incur expenses (including without limitation the cost of the facility and refreshments, administrative expenses and the payment or reimbursement of any of the government official’s expenses) for hosting the event described in number (3) above.

Any questions or uncertainties about Algert’s Pay-to-Play policy should be directed to the Chief Compliance Officer promptly.

CALIFORNIA-SPECIFIC  REGULATIONS

Placement Agents

Placement agents—generally persons that are compensated to act for an investment manager in connection with securing an investment by California Public Employees’ Retirement System (CalPERS) and California State Teachers’ Retirement System (CalSTRS)—are generally considered lobbyists under California laws. Placement agents include those that market interests in any type of private investment fund (not just marketing investment management services), including private equity funds, hedge funds, venture capital funds, and real-estate funds. There are two exclusions from being considered a placement agent:

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(1)          an employee, officer, director, equity holder, partner, member, or trustee of an external manager who spends one-third or more of his or her annual time managing the assets held by the external manager; and

(2)          any employee, officer, director or affiliate of an external manager, if that external manager is: (a) registered with the SEC or a comparable state securities regulator; (b) selected for investment through a statutorily defined competitive bidding process; and (c) willing to be subject to the fiduciary standard of care applied to the retirement fund board.

Most of the Firm’s Employees will fall under the first exception.

Lobbyist Registration and Reporting

If an Employee of the firm is considered a “placement agent,” the Employee must register as a lobbyist with the State of California. Additionally, the Employee must file quarterly disclosure reports with the California Fair Political Practices Commission (FPPC). Registration forms and additional information are available at the FPPC’s website: http://www.fppc.ca.gov/.

Restrictions on Gifts

In addition to registration and reporting, a California lobbyist is prohibited from making a gift or gifts totaling more than $10 in a calendar month to any state legislative official (including legislative employees) and to any official or employee of a state administrative agency his or her employer or lobbying firm lobbies.

Local Lobbyist Regulations

California laws also subject placement agents to “applicable” local lobbyist regulation if the agents market to local government plans (e.g. county or city retirement plans). Before a placement agent of the Firm markets to any California city or county retirement system, the Firm will evaluate the relevant local lobbyist ordinances to determine which, if any, local requirements may apply.

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RECORDKEEPING POLICY

Section 204 and Rule 204-2 under the Advisers Act impose various requirements for the creation and maintenance of records. It is the policy of the Firm to comply fully with the detailed requirements under the Advisers Act for the preparation and retention of records related to its advisory business. In addition, it is Firm policy to prepare and retain other records that facilitate the conduct of its advisory business or the demonstration of compliance with best industry practices.

The Chief Compliance Officer, or his/her designee, shall be responsible for monitoring compliance with the Firm’s Document Retention policy and Procedures, as described below.

TIME PERIODS FOR RECORD RETENTION

Generally, records related to the Firm’s business must be maintained and preserved in an easily accessible place for a period of not less than five (5) years from the end of the fiscal year during which the last entry was made on such record or during which the Firm last published or otherwise disseminated the regulated information. During the first two (2) years, such records are to be maintained in an office of the Firm. Certain of the Firm’s own corporate documents must be maintained at the principal office of the Firm and preserved until at least three (3) years after dissolution of the Firm.

A. ERISA Requirements

In some cases the Firm may be contractually required to retain records related to other ERISA reporting requirements. If the Firm relies on one or more administrative class exemptions from ERISA’s prohibited transaction rules, such exemptions often require the person relying on the exemption to maintain records sufficient to demonstrate compliance for a period of six (6) years from the date of the transaction. Governmental plans may also be subject to special rules imposed under state or local law.

B. Electronic Records

If records are stored electronically, the record is deemed to be maintained “at an appropriate office of the adviser,” as long as the Firm has immediate access to a record on a computer located in its own office.

C. Firm Policies and Procedures

1.	E-mail and Electronic Communication Monitoring/Retention. The Firm retains all incoming and outgoing e-mail, instant messages, and electronic communications of its Employees that contain required records, as set forth below, but may screen and regularly delete e-mails and other electronic communications that do not contain such records (e.g., spam or personal e-mails).

2.	Email and Instant Messaging Accounts. Employees may not use outside e-mail or instant messaging accounts for any business purpose unless the Firm is given access to the account. Additionally, if a business related e-mail or other electronic communication is sent to (or from) an Employee’s personal account, the e-mail must be forwarded to the Employee’s Firm e-mail account immediately.

3.	Annual Review. At least annually, the Chief Compliance Officer will review the Firm’s electronic and hard copy files to determine that the Firm has retained all required information pursuant to this policy have. A record of such review shall be maintained.

4.	Document Destruction. The Chief Compliance Officer will review the Firm’s records in storage on an annual basis, and arrange to retain only those records required as per this policy.

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PRIVACY POLICY

Federal privacy laws require all “financial institutions,” defined to include investment advisers to establish procedures and systems to assure privacy of customer personal and financial information. The privacy requirements set forth herein apply only to individual, non-entity U.S. Investors.

Federal privacy laws define “customers” of a “financial institution,” such as an investment management firm, to mean natural persons (as opposed to corporations, partnerships, limited liability companies, trusts, and other entities) that have a continuing relationship with the Firm under which the Firm provides one or more financial products or services to the individual that are to be used primarily for personal, family, or household purposes. Because none of the Firm’s Clients are natural persons, the Firm has no “customers” within the strict meaning of the term. However, the Firm wishes to provide (to the extent feasible) the same kinds of “customer” protections to Investors as its Clients.

It is the Firm’s policy to keep all Client and Investor information strictly confidential and not to disclose any such information to non-affiliated third parties, except as set forth in the Firm’s Privacy Notice.

A. Protected Information

A financial institution must respect the privacy of its customers and protect the security of “non-public personal information,” defined as personally identifiable financial information provided by a customer, obtained as a result of a transaction with a customer or obtained otherwise. Regulation S-P, adopted by the SEC to implement federal privacy laws, treats any personally identifiable information as “financial” if the financial institution received the information in connection with providing a financial product or service to a consumer. Thus, any information provided by U.S. Investors with managed accounts in connection with the investment advisory relationship should be considered subject to these privacy requirements. In addition, information created in the course of the relationship, such as account balances and securities positions or transactions, is subject to privacy protection.

B. Initial and Annual Notices

Regulation S-P requires advisers to provide notice to “customers” about the institution’s privacy policies and practices. The initial notice must be provided to an individual when the “customer relationship” is established. An annual notice (which should be identical to the initial notice unless such notice has been subsequently revised) must be given once in each twelve-month (12) period. It is the Firm’s policy to issue notices of the Firm’s privacy policies and practices to Investors at the inception of the Firm’s relationship with the Investor and once annually thereafter.

C. Content of Notices

Both the initial and annual notices must set forth, among other things, a general description of the Firm’s policies and procedures to protect Investors’ non-public information; categories of non-public personal information, if any, that are disclosed; and categories of affiliates or non-affiliated third parties, if any, that may receive the information.

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D. Firm Policies and Procedures

1.	Delivery of Initial Privacy Notice. The Firm will deliver the initial Privacy Notice to individual Investors at the time an account is opened.

2.	Delivery of Annual Privacy Notice. The Chief Compliance Officer will confirm that the annual Privacy Notice is mailed to all individual Investors. Normally the Privacy Notice will be mailed together with the annual offer of the Firm’s brochure.

3.	Record Retention. The Chief Compliance Officer is responsible for maintaining the Firm’s Privacy Notice and updating the notice in light of any changes. The Chief Compliance Officer will retain evidence that the initial and annual Privacy Notice was delivered to individual U.S. Investors.

4.	Safeguarding Client Information. The Firm maintains safeguards that comply with federal standards to protect Client and Investor information, restrict access to the personal and account information of Clients to those Employees who need to know that information in the course of their job responsibilities, and require that third parties with which the Firm shares Investor information must agree to follow appropriate standards of security and confidentiality.

5.	Physical Facilities. The Firm’s physical office space is secure and accessible only by authorized personnel who have keys and/or electronic access cards.

6.	Training. To assist Employees in understanding their obligations with respect to non-public personal financial information of U.S. Investors, the Chief Compliance Officer will:

i)	Inform Employees regarding the Firm’s confidentiality and security standards for handling Client and Investor information by giving them a copy of this Manual.

ii)	Instruct Employees to take basic steps to maintain the security, confidentiality and integrity of Client and Investor information, including:

•	not leaving files, notes or correspondence in the open;
•	changing passwords periodically, and not posting passwords near computers;
•	conversing behind closed doors and not in the presence of any persons not authorized to hear or receive such information;
•	avoiding the use of speaker phones and discussions in hallways, elevators, and any public places; and
•	recognizing any fraudulent attempt to obtain Client and Investor information and reporting it to appropriate management personnel.
•	access to Client and Investor information only to Employees who have a business reason for seeing it.

iii)	Keep access to computer files containing Client and Investor information restricted by password.

iv)	Inform Employees not to leave open files that hold Client and Investor information on the computer while they are not at their desk.

v)	Oversee service providers by taking reasonable steps to select and retain service providers that are capable of maintaining appropriate safeguards and requiring service providers to agree contractually to implement and maintain such safeguards.

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vi)	Evaluate and adjust the information security program in light of results of testing and monitoring, any material changes to the Firm’s operations or business arrangements or any other circumstances that would impact the Firm’s information security program.

7.	Outside service providers, including the Firm’s attorneys, auditors, brokerages and administrators, may be given access to non-public personal financial information concerning U.S. Investors in connection with the provision of services to the Firm and its Clients. It is the Firm’s reasonable belief that such service providers are capable of maintaining and have in place appropriate safeguards to protect Client and Investor information.

8.	Information Systems. The Firm will maintain the security of its information systems by:

i)	Storing electronic Client or Investor information on a secure server that is accessible only with a password and is kept in a physically secure area.

ii)	Installing automatic device locking features.

iii)	Requiring password protection for all computers and mobile devices.

iv)	Enabling system-wide feature to allow the remote clearing “wiping” of mobile devices.

v)	Disposing, when necessary and permissible, of Client and Investor information in a secure manner by:

a.	Supervising the disposal of records containing non-public personal information;

b.	Erasing all data when disposing of computers, diskettes, magnetic tapes, hard drives or any other electronic media that contain Client or Investor information;

c.	Effectively destroying obsolete or replaced hardware; and

d.	Promptly disposing of outdated Client or Investor information.

e.	Using appropriate oversight to detect the improper disclosure or theft of Client or Investor information.

9.	Additional Procedures for Massachusetts Residents. For the purposes of the procedures in this sub- section, “personal information” includes a Massachusetts resident’s first and last name and any of the following a) social security number; b) driver’s license number; or c) financial account number (e.g. bank, credit card, etc.). To the extent that a client or investor is a Massachusetts resident, the Firm will implement the following procedures:

i)	Any personal information maintained or stored on a mobile device (e.g. laptop or smart phone) will be stored in an encrypted format;

ii)	To the extent technically feasible, any personal information transmitted wirelessly or across a public network will be transmitted in an encrypted format; and

iii)	The Firm will take reasonable steps to ensure that its service providers who have access to the personal information of the Firm’s Clients or Investors will implement and maintain appropriate security measures for the information.

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VALUATION POLICY

It is the general policy of the Firm that securities for which market quotations are readily available be valued at their market value and that other securities be valued in good faith at their fair value. The Firm will generally rely upon the most conservative numbers presented on the custodian or administrator’s books and records. The custodian or administrator shall have procedures in place related to ASC 820 (discussed below). The Firm has established a Valuation Committee to periodically review the Firm’s Valuation Policy. The Firm’s valuation policy covers the following areas:

A. Securities Transactions

Securities transactions are recorded on a trade date basis. They are generally valued at their last sales prices on the valuation date, or the last reported “bid” or “ask” price if no prices were quoted on the valuation date. If no prices have been quoted during the fifteen (15) days preceding the valuation date, the Firm will assign a reasonable and good faith value.

B. Futures Contracts

Futures contracts are valued at the last trade price on the primary exchange for that contract. Forward contracts are valued at the forward rate of the underlying contract for the remaining period to maturity.

C. Nonmarketable Securities

The Firm will estimate a fair value for nonmarketable securities, provided, however, if a public market exists for a nonmarketable security, the valuation will be directly related to its market price. This estimate may take into account the following: cost of the securities; the type of investment; subsequent purchases of the same or similar investments by other accounts managed by the Firm; the current financial position and operating results of the company invested in; as well as other factors that may be relevant. The Firm maintains records relating to these estimates. The estimate may differ significantly from values that would have been used if a ready market existed, and the differences could be material.

ASC 820 (FAS 157) POLICY

The purpose of ASC 820 (formerly FAS 157) is to “define fair value, establish a framework for measuring fair value in generally accepted accounting principles, and expand disclosures about fair value measurements”. This document describes the Firm’s policy and criteria for measuring fair value according to the three level hierarchy established by ASC 820.

A. Definition of Fair Value

Fair value is defined as “the price that would be received to sell an asset” in a transaction “between market participants at the measurement date.” In summary, ASC 820 and the measurement of fair value seeks to value positions at an exit price between willing participants.

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B. Valuation Techniques

ASC 820 outlines the following three valuation approaches to derive a market value:

1.	Market approach. “Prices and other relevant information generated by market transactions involving identical or comparable assets.”

2.	Income approach. “Valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount”. This valuation method is “based on the value indicated by current market expectations about those future amounts.”

3.	Cost approach. “The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).”

4.	The Firm will apply its valuation procedures to measure fair value consistently. Changes in a valuation technique will be accounted for as a change in accounting estimate and disclosed.

C. Three Level Hierarchy

ASC 820 establishes a three level hierarchy for determining fair value. The valuation is based on the availability of inputs at the measurement date. The highest possible level (level 1) should be used if the inputs are available. If the inputs for Level 1 are not available, the valuation should be based on the next lower level.
Level		Inputs
1	•	Quoted prices (unadjusted) in active markets for identical assets or liabilities. This is the “most reliable evidence of fair value and shall be used to measure fair value whenever available.”
2	•	Quoted prices in active markets for similar assets or liabilities.
	•	Quoted prices for identical or similar assets or liabilities in inactive markets. Markets in which there are very few transactions, prices are not current, or price quotations vary substantially either over time or among market makers. This also includes a principal to principal market where little information is released publically.
	•	Directly observable inputs other than market prices. Interest rates and yield curves observable at commonly quoted intervals, volatilities, prepayment spreads, loss severities, credit risks and default rates.
	•	Market inputs that are not directly observable but are derived from or corroborated by observable market data.
3	•
Unobservable inputs. Focus on the fair value measurement to price the position at an exit price from the perspective of the market participant holding the security at valuation date. The unobservable inputs shall reflect the reporting entities own assumptions that market participants would use in pricing. In developing unobservable inputs the entity need not undertake all possible efforts to obtain information about market participant assumptions.

D. The Firm’s ASC 820 Levels

When considering the parameters and appropriate assignment of positions within the stated levels the following factors in addition to the aforementioned guidelines have been considered:

•	Liquidity of the market
•	Activity of the market

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•	Number and availability of independent pricing sources
•	Security structure
•	Potential for change in the pricing method for the security type

All securities are valued by the appropriate exchanges through brokerage quotes.

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GIPS® REQUIREMENTS

In addition to the SEC’s requirements regarding the calculation and presentation of performance information, Algert claims compliance with the Global Investment Performance Standards (“GIPS®”). The GIPS® Standards are administered and funded by the CFA Institute and were created to help investment firms ensure that their performance information is complete, presented fairly and contain appropriate disclosures. The GIPS® Standards provide the investment community with a set of ethical standards to be followed when presenting performance results to existing and potential clients. The GIPS® Standards serve to provide uniformity and comparability among investment managers without regard to geographical location and to facilitate a dialogue between firms and their prospective clients about the critical issues of how the firm achieved historical performance results and how it will determine future investment strategies.

In order to claim compliance, the firm must adhere to GIPS® requirements regarding the following:

•	Claims of GIPS® Compliance
•	Definition of the Firm
•	Input Data
•	Composite Creation
•	Calculation Methodology
•	Disclosures
•	Maintenance of Supporting Documentation
•	Presentation and Reporting

In order to help Algert ensure that it remains in compliance with the GIPS® Standards, Algert maintains written policies and procedures detailing how the firm adheres to the GIPS® requirements. Algert’s GIPS® Policies and Procedures Manual is maintained as a separate, standalone document, and details, among other things, Algerts’s policies and procedures regarding: (i) composite construction; (ii) performance calculations; (iii) significant cash flows; (iv) daily performance monitoring; and (v) error corrections.

In addition, Algert obtains an annual verification from an independent third party verifier. The implementation of the GIPS® Policies and Procedures are reviewed on an annual basis by an outside firm as part of the firm-wide GIPS® verification. In addition, on an annual basis, each composite is verified by an outside firm to ensure that the performance results presented in each composite were calculated in accordance with the GIPS® Standards and in accordance with our GIPS Policies and Procedures.

In preparing GIPS® compliance performance reports, Algert must keep in mind the spirit and objectives of the GIPS® Standards which is fair representation and full disclosure. Meeting the intent of the GIPS® Standards may necessitate including performance-related information in compliant presentations that supplements or enhances the required and/or recommended provisions of the GIPS® standards. Such information is referred to in GIPS® as “Supplemental Information.” Supplemental information must be clearly labeled and identified as supplemental to a particular compliant presentation. The presentation and location of supplemental information in relation to the required or recommended information depends on the type of supplemental information and its potential to mislead prospective clients. Examples of Supplemental Information include:

•	Carve out returns that exclude cash.
•	Non-portable returns (not linked).
•	Model, hypothetical, backtested, or simulated returns (not linked).
•	Representative portfolio information, such as:
•	Portfolio-level country weightings
•	Portfolio-level sector weightings
•	Portfolio-level measures

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•	Attribution.
•	Composite or portfolio-level specific holdings.
•	Peer group comparisons.
•	Ex ante risk and ex ante risk-adjusted return measures.
•	“Pure” gross-of-fees performance (i.e., gross of all expenses, including trading expenses).

PROXY VOTING POLICY

The Firm, as a fiduciary of its Clients, must act to maximize the value of the accounts it manages. Under its fiduciary duties of care and loyalty the Firm must monitor corporate actions and act reasonably to vote proxies in the best interests of its Clients.

Rule 206(4)-6 under the Advisers Act requires that an adviser that exercises voting authority over client securities:

•	adopt and implement written proxy voting procedures reasonably designed to ensure that its voting is in the best interests of clients,
•	address in such policies and procedures how the adviser will manage any conflicts of interest that might otherwise affect its proxy voting decisions,
•	provide a summary of such procedures to clients, and
•	offer to provide the full procedures upon request and inform clients how they can obtain information about how their securities were voted.

The Firm exercises proxy voting authority on behalf of Clients. It is the Firm’s policy generally to vote against any management proposals that the Firm believes could prevent companies from realizing their maximum market value or would insulate companies and/or management from accountability to shareholders or prudent regulatory compliance.

The Firm, as a matter of policy and as a fiduciary to our clients, has responsibility for voting proxies for portfolio securities consistent with the best economic interests of the clients. The Firm has contracted with a 3rd party, Glass, Lewis & Co. (“Glass Lewis”) to track and advise on proxy voting issues. Our policy and practice includes the responsibility to monitor corporate actions, receive and vote client proxies (through Glass Lewis on behalf of Algert) and disclose any potential conflicts of interest as well as making information available to clients about the voting of proxies for their portfolio securities and maintaining relevant and required records.

To the extent that Algert votes proxies on behalf of a Sub-Advisory Account, Algert will provide any necessary information the adviser to facilitate its filing of the Form N-PX.

A. Business Operations

The Firm generally will vote in favor of proposals that are a standard and necessary aspect of business operations and that the Firm believes will not typically have a significant negative effect on the value of the investment. Factors considered in reviewing these proposals include the financial performance of the company, attendance and independence of board members and committees, and enforcement of strict accounting practices. Such proposals include, but are not limited to:

•	Name changes
•	Election of directors
•	Ratification of auditors
•	Maintaining current levels of directors’ indemnification and liability
•	Increase in authorized shares (common stock only) if there is no intention to significantly dilute shareholders’ proportionate interest

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•	Employee stock purchase or ownership plans

B. Change in Status

Proposals that change the status of the corporation, its individual securities, or the ownership status of the securities will be reviewed on a case-by-case basis. Changes in status include proposals regarding:

•	Mergers, acquisitions, restructurings
•	Reincorporations
•	Changes in capitalization

C. Shareholder Democracy

The Firm generally will vote against any proposal that attempts to limit shareholder democracy in a way that could restrict the ability of the shareholders to realize the value of their investment. This would include proposals endorsing or facilitating:

•	Increased indemnification protections for directors or officers
•	Certain supermajority requirements
•	Unequal voting rights
•	Classified boards
•	Cumulative voting
•	Authorization of new securities if the intention appears to be to unduly dilute the shareholders’ proportionate interest
•	Changing the state of incorporation if the intention appears to disfavor the economic interest of the shareholders

The Firm generally supports proposals that maintain or expand shareholder democracy such as:

•	Annual elections
•	Independent directors
•	Confidential voting
•	Proposals that require shareholder approval for:
o	Adoption or retention of “poison pills” or golden parachutes
o	Elimination of cumulative voting or preemptive rights
o	Reclassification of company boards

The Firm believes reasonable compensation is appropriate for directors, executives and Employees of publicly traded companies. Compensation should be used as an incentive and to align the interests of the involved parties with the long-term financial success of the company. It should not be excessive or utilized in a way that compromises independence or creates a conflict of interest. Among the factors the Firm considers when reviewing a compensation proposal is whether it potentially dilutes the value of outstanding shares, whether a plan has broad- based participation and whether a plan allows for the re-pricing of options. Each proposal is reviewed individually.

A record of all proxy decisions and the rationale for voting will be retained and available for inspection by Clients at any time in accordance with the procedures listed below.

D. Conflicts of Interest

The Firm must act as a fiduciary when voting proxies on behalf of its Clients. In that regard, the Firm seeks to avoid possible conflicts of interest in connection with proxy voting.

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E. ERISA Considerations

ERISA prohibits fiduciaries from acting on behalf of a plan in situations in which the fiduciary is subject to a conflict of interest. Thus, if the Firm determines that it has a conflict of interest with respect to the voting of proxies, the Firm must either seek the Client’s informed direction or retain an independent person to direct the Firm how to vote the proxy in the best interests of the ERISA account.

F. Class Actions

The Firm shall determine appropriate participation in any class action. Algert may utilize an outside service provider to monitor class actions.

G. Firm Policies and Procedures

1.	Receipt of Proxy Materials. The Firm receives proxy materials primarily from Client custodians via e-mail and through the mail with respect to any securities held in Client accounts. Upon receipt of such materials, the Chief Compliance Officer checks Client contracts to confirm that proxy voting authority has been assigned by the Clients that hold the securities. The Chief Compliance Officer then checks the Firm’s records to determine that proxies have been received for all accounts holding the security and whether the Firm still has a position in the security. If the Firm has sold its position between the record date and the meeting date for a particular security, the Firm refrains from voting the securities. If the proxies are to be voted, the Chief Compliance Officer establishes a file and obtains a proxy analysis report from a proxy advisory service. In cases where a Client has contracted with a third party to vote proxies, the Chief Compliance Officer forwards the proxy to that party.

2.	Voting Decisions. For each vote, the Chief Compliance Officer discusses the issues or initiatives with the portfolio manager responsible for the security. The Firm generally votes in accordance with the proxy voting policy described above. Once a determination has been made regarding how the Firm will vote, the Chief Compliance Officer casts the Firm’s vote electronically. If there is a decision to vote not in accordance with the stated proxy policy, the Chief Compliance Officer is responsible for documenting the decision making process and the reason for the variance from the policy.

3.	Recusal from Voting. Any Employee who has a direct or indirect pecuniary interest in any issue presented for voting, or any relationship with the issuer, must so inform the Chief Compliance Officer and recuse him or herself from decisions on how proxies with respect to that issuer are voted.

4.	Conflicts of Interest. The Chief Compliance Officer will review all potential conflicts of interests and determine whether such potential conflict is material. Where the Chief Compliance Officer determines there is a potential for a material conflict of interest regarding a proxy, the Chief Compliance Officer will consult with the portfolio manager and a determination will be made as to whether one or more of the following steps will be taken: (i) inform Clients of the material conflict and the Firm’s voting decision; (ii) discuss the proxy vote with Clients; (iii) fully disclose the material facts regarding the conflict and seek the Clients’ consent to vote the proxy as intended; and/or (iv) seek the recommendations of an independent third party. The Chief Compliance Officer will document the steps taken to evidence that the proxy vote was in the best interest of Clients and not the product of any material conflict. Such documentation will be maintained in accordance with required recordkeeping procedures.

5.	Disclosure of Policies and Procedures. The Chief Compliance Officer will provide a summary of these policies and procedures in its Firm brochure to be furnished to Clients. The Chief Compliance Officer will further provide a copy of these policies and procedures to any Client upon request and will inform Clients in the Firm brochure about how Clients can obtain further proxy voting information about their own proxies.

6.	Client Requests for Votes. If a Client requests that their proxies be voted in a specific way on a specific issue, the portfolio manager will advise the Client that it cannot accommodate the request.

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7.	Client Requests for Voting Record. Clients may request information concerning how proxies were voted on Client securities. The portfolio manager will notify the Chief Compliance Officer if he or she receives such request and will respond to such requests showing how Client securities were voted on particular issues.

REGULATORY AND LEGAL MATTERS

Algert, as a registered investment adviser, expects the SEC to conduct periodic on-site examinations of its operations. The examination may be unannounced or announced, in which case the SEC will likely forward to Algert a list of requested documents for inspection. The examination may last a few days or a few weeks, or longer. During the examination, the SEC staff will likely review Algert’s books and records, speak with various personnel, and perhaps review specific operations at Algert.

When any Employee is notified of an actual or pending SEC examination, the Employee must contact the Chief Compliance Officer as soon as practicable. The Chief Compliance Officer will be responsible for leading the response to the examination, including coordinating the timely production of documents, coordinating with legal counsel and other service providers and interview requests. The Chief Compliance Officer should consider participating in any interviews conducted by the SEC staff with Employees and complete necessary requests for confidentiality under the Freedom of Information Act or as otherwise required by Algert’s contractual or legal limitations.

Employees should treat the SEC staff with courtesy and respect and should respond fully, promptly and honestly to all requests and questions. If an Employee has a question as to the propriety of a request or question, the Employee may respond to an SEC examiner by politely stating that the Employee will consult with the Chief Compliance Officer before providing the information. At the conclusion of the examination, the Chief Compliance Officer should consider requesting, and participating in, an exit interview with the SEC staff. The exit interview would provide Algert with an opportunity to address any concerns raised by the Staff, clarify any misunderstandings and, where appropriate, undertake immediate corrective action.

If you have any questions regarding the SEC’s examination process, you should contact the Chief Compliance Officer.

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SUPERVISION OF THE PROHIBITION AGAINST INSIDER TRADING

Employees are prohibited from trading securities of an issuer, either personally or on behalf of others (such as funds or private accounts managed by the Firm), while in possession of material nonpublic information about that issuer. Additionally, Employees are prohibited from communicating material nonpublic information about an issuer in violation of the law. The Firm’s Code of Ethics contains the Firm’s prohibition on trading on and communicating of insider information.

A. Firm Policies and Procedures

The procedures for supervision of the prohibition of insider trading include:

1.	Distribution of Firm’s Policy. The Chief Compliance Officer distributes the Firm’s policy (as part of the Code of Ethics) to each Employee upon hire and annually thereafter.

2.	Employee Acknowledgements. Each Employee acknowledges the firm’s Code of Ethics and Insider Trading policy initially upon hire and annually thereafter. The acknowledgment states that the signing Employee has read, understands, and agrees to abide by the Code of Ethics, including the prohibition of insider trading.

3.	Monitoring of Personal Securities Transactions. The personal securities transactions of Employees are monitored and reviewed by the Chief Compliance Officer or other designated supervisory person.

4.	Personal Trades and Pre-clearance of Transactions. Employees prohibited from entering into new equity positions while employed by the Firm and are required to obtain pre-clearance for personal securities transactions using the procedures established in the Code of Ethics.

5.	Prohibition on Board Service. The Firm prohibits Employees from serving on the board of directors of any publicly traded company without prior authorization from the Chief Compliance Officer or a designated supervisory person. Where board service has been approved, the Firm implements appropriate procedures to isolate such person from making decisions relating to the issuer’s securities.

6.	Supervision of Outside Consultants. The Firm supervises access to and activities of outside research providers and independent consultants. Refer to the appropriate section below for more information.

B. Outside Research Providers and Independent Consultants

From time to time, the Firm may utilize outside research providers and Independent Consultants, as a means of supplementing its internal research processes and investment models. However, Algert does not use expert networks or consultants that provide information regarding specific investments or companies.

The Firm’s procedures regarding the supervision of outside research providers include the procedures listed below.

1.	Authorization of All Consultants. Only outside research providers and consultants approved by the Chief Compliance Officer at the Firm may be utilized by Employees.

2.	Consultant Risk Evaluation. Prior to approving an outside research provider and consultants for use by the Firm, the Chief Compliance Officer will inquire as to a number of items including, but not limited to: i) whether or not such outside research provider or consultant has compliance policies and procedures in place that are designed to prohibit and prevent insider trading; ii) the depth and scope of such policies and procedures; iii) the means by which these policies and procedures are carried-out and tested; iv) the added value of utilizing an outside research provider or consultant as related to the research function at the Firm; and v) the reputation of the outside research provider. Outside research or consultants providers utilized by the Firm will be reviewed by Chief Compliance Officer on a periodic basis, in no event less than annually. In addition, the Chief Compliance Officer may propose and adopt guidelines specific to a particular outside research provider or consultant or a particular outside research function. Where applicable, these guidelines will be attached to this Manual as an Appendix.

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3.	Employee Notification of Chief Compliance Officer. Employees are required to contact the Chief Compliance Officer immediately if the Employee believes that he or she may have received material nonpublic information. The Chief Compliance Officer must document the nature of the information, the circumstances, and any steps taken address the situation.

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CODE OF ETHICS

As a Registered Investment Adviser, Algert is a fiduciary. The Firm owes its Clients the highest duty of loyalty and relies on each Employee to avoid conduct that is or may be inconsistent with that duty. It is also important for Employees to avoid actions that, while they may not actually involve a conflict of interest or an abuse of a Client's trust, may have the appearance of impropriety.

This Code of Ethics and Conduct (the "Code") sets forth Algert’s policies and procedures regarding its duty of loyalty to Clients. All Employees are required to complete a Code Acknowledgement via ELF upon hire (generally within 10 business days subject to exceptions by the Chief Compliance Officer) and annually or upon any material change. In addition, the Chief Compliance Officer may determine that is it appropriate for certain consultants or temporary employees to be subject to the Code and Manual or, alternatively, that such temporary employees or consultants execute a Certification. Such Certification will be maintained on ELF.

GENERAL CONCEPTS

A. Basic Principles.

This Code is based on a few basic principles that should pervade all investment-related activities of all Employees, personal as well as professional: (i) the interests of Algert’s Clients come before Algert’s interests or any Employee's interests; and (ii) each Employee's professional activities and personal investment activities must be consistent with this Code and avoid any actual or potential conflict between the interests of Clients and those of Algert or the Employee.

B. “Covered Accounts.”

Many of the procedures, standards and restrictions in this Code govern activities in "Covered Accounts." These consist of:

•	Funds and accounts that Algert manages that Employees may invest in are not considered covered accounts
•	Each securities account registered in an Employee's name and each account or transaction in which an Employee has any direct or indirect "beneficial ownership interest" (other than accounts of investment limited partnerships or other investment funds not specifically identified by the Chief Compliance Officer as "Covered Accounts"). As noted below this includes accounts held by any immediate family member living in the same household.

C. “Beneficial Ownership.”

The concept of “beneficial ownership” of securities is broad. It includes not only securities a person owns directly, and not only securities owned by others specifically for his or her benefit, but also (i) securities held by immediate family members who live full time in his or her home, and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Employee obtains benefits substantially equivalent to ownership.

Note: This broad definition of “beneficial ownership” does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. An Employee may declare that the reporting or recording of any securities transaction should not be construed as an admission that he or she has any direct or indirect beneficial ownership in the security for other purposes. Accounts where the Employee does not have discretion over investment vehicles or holdings such as those managed by a third- party provider are not considered as covered accounts.

D. “Excepted Securities”

Excepted Securities means:

•	direct obligations of the Government of the United States or, upon approval from the Compliance Department, direct obligations of other sovereign countries in which the Algert Employee resides;

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•	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments;
•	municipal bonds;
•	ETF’s;
•	Foreign Exchange transactions; and
•	money market funds and open-end mutual funds.

As noted above accounts managed by a third party are excepted from all of the reporting requirements and pre-clearance requirements herein. Please see below for the disclosure and attestation requirements for such “Non-Discretionary Accounts”.

D.	Non-Reportable Securities. Personal accounts that hold and trade exclusively in mutual funds (i.e. 401K accounts), money market funds and/or government bonds do not need to be connected to ELF.

E.	Non-Discretionary Accounts. With respect to non-discretionary accounts (“ND Accounts”) Employees must complete the notification form on ELF that discloses the account information but such account does not need to feed directly into ELF.

If any ND Account becomes discretionary you must immediately notify the Chief Compliance Officer and link such account to ELF.

G. Specific Rules are not Exclusive.

This Code’s procedures, standards, and restrictions do not and cannot address each potential conflict of interest. Rather, they attempt to prevent some of the more common types of problems. Ethics and faithful discharge of our fiduciary duties require adherence to the spirit of this Code and activities other than personal securities transactions could involve conflicts of interest. If there is any doubt about a transaction for a reportable account or for an Employee's personal account, the Chief Compliance Officer should be consulted.

ILLEGAL ACTIVITIES

As a matter of policy and the terms of each Employee’s employment, the following types of activities are strictly prohibited:

•	Using any device, scheme or artifice to defraud, or engaging in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any client or prospective client or any party to any securities transaction in which Algert or any of its Clients is a participant;
•	Making any untrue statement of a material fact or omitting to state to any person a material fact necessary in order to make the statements Algert has made to such person, in light of the circumstances under which they are made, not misleading;
•	Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a client or prospective client; and
•	Causing Algert, acting as principal for its own account or for any account in which Algert or any person associated with Algert, to make an investment in violation of any applicable law, rule or regulation of a governmental agency.

INSIDER TRADING

Employees are prohibited from engaging in what is commonly known as "insider trading": (i) trading, either in a Covered Account or on behalf of any other person (including Client accounts), on the basis of material nonpublic information; or (ii) communicating material nonpublic information to others in violation of the law. Although the insider trading prohibitions extend to the activities of each Employee, it is not anticipated that Employees will routinely receive “inside information.” However, to educate Employees, more information describing “insider trading” and the penalties for such trading is set forth below.

A. Insider Trading Prohibitions

The laws concerning insider trading generally prohibit:

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•	the purchase or sale of securities by an insider, on the basis of material non-public information;
•	the purchase or sale of securities by a non-insider, on the basis of material non-public information where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or
•	the communication of material non-public information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

Certain information obtained by the Firm that does not constitute “inside” information still constitutes confidential information that must be protected by Employees. See DUTIES OF CONFIDENTIALITY below.

B. Definition of Insider

The concept of “insider” is broad. It includes the officers, directors, employees and majority shareholders of a company. In addition, a person can be considered a “temporary insider” of a company if he or she enters into a confidential relationship in the conduct of the company’s affairs and, as a result, is given access to company information that is intended to be used solely for company purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, investment bankers, commercial bankers and the employees of such organizations. Analysts are usually not considered insiders of the companies that they follow, although if an analyst is given confidential information by a company’s representative in a manner in which the analyst knows or should know to be a breach of that representative’s duties to the company, the analyst may become a temporary insider.

C. Material Information

“Material” information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments. Material information does not have to relate to a company’s business, it can be significant market information.

D. Nonpublic Information

Information is nonpublic unless it has been effectively communicated to the market place (i.e. generally disseminated to the public). For example, information found in a report filed with the SEC or appearing in Dow Jones, The Wall Street Journal or another publication of general circulation is considered public.

E. Penalties for Insider Trading

A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties may include:

•	civil injunctions;
•	disgorgement of profits;
•	jail sentences;
•	fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation or illegal trade), whether or not the person actually benefited from the violation; and
•	fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation or illegal trade).

In addition, any violation of the procedures set forth in this Code can be expected to result in serious sanctions by the Firm, including termination of the persons involved.

F. Procedures Regarding the Receipt of Material Nonpublic Information.

If any Employee receives any information that may constitute material nonpublic information, the Employee (i) must not buy or sell any securities (including options or other securities convertible into or exchangeable for such securities) for a Covered Account or a Client account, (ii) must not communicate such information to any other person (other than the Chief Compliance Officer) and (iii) should discuss promptly such information with the Chief Compliance Officer. Under no circumstances should such information be shared with any persons not employed by the Firm, including family members and friends.

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FRONTRUNNING AND SCALPING

No Employee may engage in what is commonly known as "frontrunning" or "scalping": buying or selling securities in a Covered Account, prior to Clients, in order to benefit from any price movement that may be caused by Client transactions or Algert’s recommendations regarding the security. No Employee may buy or sell a security when he or she knows Algert is actively considering the security for purchase or sale (as applicable) in Client accounts. Employee transactions in options, derivatives or convertible instruments that are related to a transaction in an underlying security for a client (“inter-market front-running”) are subject to the same restrictions.

PERSONAL ACCOUNT TRADING

Effective January 1, 2006, no Employee may purchase or acquire a new equity security position for a Covered Account while employed by the Firm.

Personal trading for any Covered Account should never be conducted in such a way as to create any questions of “front running,” otherwise taking personal advantage of the trading activity that is conducted for Algert, or in any way seeking personal profits at the expense of the trading conducted for Algert. A trader’s first priority in all trading decisions must be to benefit the Firm’s Clients.

A. Pre-Approval of Securities Transactions

Other than for transactions in Excepted Securities, all Algert Employees must obtain pre-approval in writing by the Chief Compliance Officer before engaging in any personal trading in any Covered Account of which they are deemed to have beneficial ownership. Approval may be obtained directly via ELF. Unless otherwise specified, approvals will be effective until the close of the market the following business day, (excluding private placements, which will be valid for the amount of time noted on the pre-clearance request) from the time that the approval was received, and it may take up to one full trading day for an approval to be granted (or denied)9.

1.    Limited Offerings

For the avoidance of doubt, all transactions in limited offerings (which include but are not limited to hedge funds, private equity fund, limited liability company interests, etc) must be cleared in advance via ELF. Pre-clearances of limited offerings may be valid for so long as noted on the pre-clearance form via ELF. Investments by Employees in the Funds by Employees are not subject to the pre-clearance requirement as the investment is approved by the acceptance of a subscription document by the Firm.

B. Trading Restrictions

Except for accounts over which the Algert Employee has no discretionary power, influence or control, the trading activity set out below is prohibited in any personal account without specific prior authorization from the Chief Compliance Officer permitting these transactions notwithstanding the restriction. However, Algert is aware that there will be specific instances in which a specific trade or an activity that is generally prohibited can be conducted without detriment to the interests of the Algert. In such circumstances, the individual should contact the Chief Compliance Officer.

1.	Blackout Period

No Employee may directly or indirectly acquire or dispose of beneficial ownership in a security (other than Excepted Securities) on the same day a Client portfolio trades in that security. Nor may an Employee directly or indirectly acquire or dispose of beneficial ownership in a security on a day during which a client portfolio has a pending “buy” or “sell” order for that security of the same type (i.e., buy or sell) as the proposed personal trade until Client portfolio’s order is executed or withdrawn.

[9]	Notwithstanding pre-approval, Firm Employees have a continuing responsibility to monitor their compliance with the trading restrictions set forth the Code of Ethics.

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2.	Other Trading Restrictions

It is prohibited to engage in any trading (in a personal account or for Algert) that violates the law10. In addition, an Employee may not receive from another party “hot tips,” favored commission rates, or other personal brokerage or other trading benefits in exchange for the Employee’s giving the other party Firm business, such as allocation of brokerage, or any other benefit. Receiving gifts or entertainment consistent with Algert’s Gift and Entertainment Policy is permissible, as is attendance at sponsored seminars or conferences within the guidelines contained in that Policy, but in all instances it is important to avoid even the appearance of providing business in exchange for personal benefits.

C. Reporting Accounts, Holdings and Transactions

It should be noted that the reporting requirements do not apply to ND Accounts. The Chief Compliance Officer or her designated person will review all of the reports and pre-clearance requests noted below. The Chief Operating Officer, or other designated person, will review all of the reports and pre-clearance requests of the Chief Compliance Officer.

1.	Initial Holdings Report

No later than 10 days after first becoming an Access Person, each Access Person shall provide a list of (i) all Personal Accounts (including name of institution, type, and account number), and (ii) all Reportable Securities Beneficially Owned by the Access Person, through Compliance ELF (an "Initial Holdings Report"). The information in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became an Access Person. The Initial Holdings Report should be furnished to the Chief Compliance Officer (or an appropriate delegate) via the form provide on ELF.

Annual Holdings Reports

Access Persons must also provide Annual Holdings Reports of all current Reportable Securities holdings at least once during each 12 month period (the “Annual Holdings Certification Date”). For purposes of this Code, the Annual Holdings Certification Date is December 31 of each year. From a content perspective, Access Persons must use the form of Annual Holdings Report contained on ELF.

Quarterly Transaction Reports

Access Persons must also provide Quarterly Transaction Reports for each transaction in a Covered Account in which the Access Person has any direct or indirect Beneficial Ownership. Such Quarterly Transaction Reports must meet the following requirements. From a content perspective, Employees must use the form of Quarterly Transaction report contained in ELF Access Persons must submit a Quarterly Transaction Report no later than 30 days after the end of each quarter.

CONFLICTS OF INTEREST

A conflict of interest occurs when an Employee’s private interests interfere, or even appear to interfere, with the interests of Algert. A conflict situation may arise when an Employee takes actions or has interests that make it difficult for the employee to perform Algert work objectively and effectively. Each Employee’s obligation to conduct Algert's business in an honest and ethical manner includes the ethical handling of actual, apparent and potential conflicts of interest between personal and business relationships. This includes full disclosure of any actual, apparent or potential conflicts of interest as set forth below.

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As a fiduciary, Algert has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its Clients. Compliance with this duty can be achieved by using reasonable best efforts to avoid conflicts of interest or, when impracticable to do so, by fully disclosing all material facts concerning any conflict that does arise with respect to any Client and following appropriate procedures designed to minimize any such conflict. Employees should seek to avoid situations that have even the appearance of conflict or impropriety. Any questions or concerns on this policy should be immediately brought to the attention of the CCO.

•	Conflicts of interest may arise where Algert or its Employees have reason to favor the interests of one Client over another Client. Favoritism of one Client over another Client constitutes a breach of fiduciary duty.
•	Employees are prohibited from using knowledge about pending or currently considered securities transactions for Clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.
•	If Algert determines that an Employee’s Beneficial Ownership of a security presents a material conflict, the employee may be restricted from participating in any decision-making process regarding the security. This may be particularly true in the case of proxy voting, and Employees are expected to refer to and strictly adhere to Algert’s proxy voting policies and procedures in this regard.
•	Employees are required to act in the best interests of Algert’s Clients regarding execution and other costs paid by Clients for brokerage services. Employees are expected to refer to and strictly adhere to Algert’s best execution policies and procedures.
•	Access Persons are not permitted to knowingly sell to or purchase from a Client any security or other property, except securities issued by the Client.

Employees are prohibited from trading, either personally or on behalf of others, while in possession of material, nonpublic information where it would be unlawful to do so. Algert’s Insider Trading Policy is hereby incorporated by reference and Employees are required to comply with the provisions therein.

SERVICE AS A DIRECTOR

No Employee may serve as a director of a publicly held company without prior approval by the Chief Compliance Officer based upon a determination that service as a director would not be adverse to the interests of any client. In the limited instances in which such service is authorized, Employees serving as directors will be isolated from other Employees who are involved in making decisions as to the securities of that company through procedures determined by the Chief Compliance Officer to be appropriate in the circumstances.

OUTSIDE BUSINESS ACTIVITIES

An Access Person’s service on the board of directors of an outside company could lead to the potential for conflicts of interest and insider trading concerns, and may otherwise interfere with an Access Person’s duties to Algert. Accordingly, the Chief Compliance Officer must approve an Access Person’s request to serve on the board of directors of an outside company prior to their accepting such an appointment.

In addition to the foregoing, and subject to prior written approval, Access Persons are permitted to engage in outside employment if it is free of any actions that could be considered a conflict of interest. Outside employment must not adversely affect an Access Person's job performance at Algert, and outside employment must not result in absenteeism, tardiness or an Access Person's inability to work overtime when requested or required. Access Persons may not engage in outside employment that requires or involves using Algert time, materials or resources.

Employees who desire to engage in outside business activities must complete a pre-clearance request through Compliance ELF and submit it to the Chief Compliance Officer for approval. In addition, on an annual basis Employees must complete an annual outside business activities form on ELF.

GIFTS AND ENTERTAINMENT

In order to address conflicts of interest that may arise when Algert or an Employee of Algert accepts or gives a gift, entertainment, or other items of value, Algert places certain restrictions on gifts and entertainment that are given or received in relation to the business of the Firm. As a general matter, a gift or invitation to an event may not influence or present the appearance of influence upon a business decision, transaction or service. Employees may not make referrals to service providers if the Employee expects to personally benefit in any way from the referral. All pre-approvals noted below should be submitted to the Chief Compliance Officer via ELF.

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A. Gifts to Algert Employees

No Employee may receive gifts from a Client, Investor or vendor of more than a nominal value. The Algert Employee receiving a gift of more than nominal value must inform the Chief Compliance Officer of the gift by using the Gift and Entertainment Form (Exhibit B) or sending a notice via the ComplianceELF. The Chief Compliance Officer will review gifts of more than nominal value for suitability. While the Chief Compliance Officer may grant exceptions under certain circumstances, gifts of more than $500 are generally not suitable.

B. Event Tickets or Meals

Vendors may offer tickets to sporting events, concerts, meals or other forms of entertainment to Employees of Algert. Employees attending any events should at all times conduct themselves in a manner that will reflect positively on Algert.

•	Vendor or Client in Attendance. Acceptance of an occasional invitation from a client or vendor for a meal or event is within the guidelines of this Policy. Moderate entertaining (such as a dinner provided by a vendor) may be appropriate.
•	Vendor or Client is Not in Attendance. If the vendor or client is not in attendance, the event or meal will be considered a gift. An Employee may only receive gifts of nominal value, unless the Chief Compliance Officer grants an exception.

C. Gifts Sent by Algert

Algert may send gifts to its Investors of a nominal value to commemorate a special event. Gifts may not be made by an Employee to any Algert Client, Investor, or vendor without written permission of the Chief Compliance Officer. The Chief Compliance Officer will determine the suitability of all gifts in advance of the gift(s) being made.

D. Cash Gifts

No Employee may give or accept cash gifts or cash equivalents to or from a Client, Investor, or vendor or any other entity that does business with or on behalf of the firm.

E. Political Contributions Made by Algert Employees

Political contributions are subject to the policies and procedures outlined in the Policies and Procedures Manual section titled “Pay to Play”. Refer to that section or speak to the Chief Compliance Officer before making any political contributions.

DUTIES OF CONFIDENTIALITY

Algert and its Employees may receive confidential information from their Clients, issuers of securities, or other third parties. Such confidential information may include, among other things, (i) proprietary information that is not “material” or (ii) information that could be embarrassing for the Client, issuer or third party if disclosed. Even information that appears commonplace, such as the name of a Client, issuer or third party may, either alone or when coupled with other available information, constitute proprietary, sensitive or confidential information. Therefore, all information that an Employee obtains through the Firm should be considered confidential unless that information is specifically available to the public.

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A. Procedures Regarding Use and Treatment of Confidential Information.

•	No Personal Use. All confidential information, whatever the source, may be used only in the discharge of the Employee’s duties with the Firm. Confidential information may not be used for any personal purpose, including the purchase or sale of securities.

•	Treatment of Confidential Information. Algert encourages each Employee to be aware of, and sensitive to, the treatment of confidential information. Each Employee is encouraged not to discuss such information unless necessary as part of his or her duties and responsibilities with Algert, and to remove confidential information from conference rooms, reception areas or other areas where third parties may inadvertently see it. Under no circumstances may confidential information be shared with any person, including any spouse or other family member, who is not an Employee.

PROCEDURES AND SANCTIONS

A. Certification of Compliance.

By January 30 of each year, each Employee must certify that he or she has read and understands this Code and the Compliance Manual, that he or she recognizes that this Code and Compliance Manual applies to him or her, and that he or she has complied with all of the rules and requirements of this Code that apply to him or her. Attestations Are made via ComplianceELF

Where the Chief Compliance Officer determines that strict compliance with certain of the specific rules prescribed above would be detrimental to Clients’ interests or the limitations on an Employee’s legitimate interests that would result would not be justified by resulting protection of Clients' interests, he or she may approve particular transactions or types of transactions that do not comply with all particulars of such rules. He or she will specify the limits and basis for each such exception.

B. Bad Actor Policy and Completion of Disciplinary Questionnaire.

Under new Rule 506(d) of the Securities Act of 1933 (the “Securities Act”) issuers and others such as placement agents, directors, executive officers, and other certain persons involved in the offering of private funds (“covered persons”) are prohibited from participating in exempt securities offerings if they have been convicted of or are subject to court or administrative sanctions for securities fraud or other violations of specified laws. For Funds offered pursuant to a private placement exemption, beginning on September 23, 2013, Algert asks that solicitors, placement agents, and over 20% beneficial owners of such Funds (“Covered Persons”) complete a “Bad Actor Questionnaire” on an ongoing basis. The Chief Compliance Officer reviews all completed questionnaires and determines if any further steps are necessary.

With respect to Algert Employees that are considered Covered Persons under the rule, Algert conducts background checks prior to employment, and requires that all Employees complete a disciplinary questionnaire, which incorporates the Bad Actor Questionnaire, every year. On an annual basis, placement agents, Directors, and over 20% beneficial owners of the Funds will receive a negative consent letter, stating that if the recipients of any such letter fail to respond, Algert will conclude that the previous representations such recipients have provided in the Bad Actor Questionnaire remain unchanged.

To ensure that Algert is able to monitor its Employees in a manner that will allow it to fulfill its fiduciary responsibilities to its Clients and be in a position to properly complete regulatory filings (if and when required), all Employees are required to complete a disciplinary questionnaire via ELF.

C. Retention or Reports and Other Records.

The Chief Compliance Officer will maintain at Algert’s principal office for at least five years a confidential (subject to inspection by regulatory authorities) record of each reported violation of this Code and of any action taken as a result of such violation. The Chief Compliance Officer will also cause to be maintained in appropriate places all other records relating to this Code that are required to be maintained by Rule 204-2 under the Investment Advisers Act of 1940.

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D. Reports of Violations.

Any Employee who learns of any violation, apparent violation, or potential violation of this Code is required to advise the Chief Compliance Officer as soon as practicable. The Chief Compliance Officer will then take such action as may be appropriate under the circumstances.

E. Sanctions.

Upon discovering that any Employee has failed to comply with the requirements of this Code, Algert may impose on that Employee whatever sanctions management considers appropriate under the circumstances, including censure, suspension, limitations on permitted activities, or termination of employment.

WHISTLEBLOWER POLICY

1.	Purpose. This policy establishes procedures for the receipt, review, and retention of complaints relating to the Adviser’s accounting, internal accounting controls, and auditing matters. The Adviser is committed to complying with all applicable accounting standards, accounting controls, and audit practices. While the Adviser does not encourage frivolous complaints, the Adviser does expect its officers, Employees, and agents to report any irregularities and other suspected wrongdoing regarding questionable accounting or auditing matters. It is the Adviser‘s policy that its Employees may submit complaints of such information on a confidential and anonymous basis without fear of dismissal or retaliation of any kind. This policy applies only to reports concerning Accounting Violations (as defined in Part 3 below).

The Chief Compliance Officer is responsible for overseeing the receipt, investigation, resolution, and retention of all complaints submitted pursuant to this policy.

This policy was adopted in order to:
a.	Cause violations to be disclosed before they can disrupt the business or operations of the Adviser, or lead to serious loss;
b.	Promote a climate of accountability and full disclosure with respect to the Adviser’s accounting, internal controls, compliance matters, and Code of Ethics; and
c.	Ensure that no individual feels at a disadvantage for raising legitimate concerns.

This policy provides a means whereby individuals can safely raise, at a high level, serious concerns and disclose information that an individual believes in good faith relates to violations of the Compliance Manual, Code of Ethics, or law.

2.	Reporting Persons Protected. This policy and the related procedures offer protection from retaliation against officers, Employees, and agents who make any complaint with respect to perceived violations (referred to herein as a “Reporting Person”), provided the complaint is made in good faith. “Good faith” means that the Reporting Person has a reasonably held belief that the complaint made is true and has not been made either for personal gain or for any ulterior motive.

The Adviser will not discharge, demote, suspend, threaten, harass, or in any manner discriminate or otherwise retaliate against any Reporting Person in the terms or conditions of his employment with the Adviser based upon such Reporting Person’s submitting in good faith any complaint regarding an Accounting Violation. Any acts of retaliation against a Reporting Person will be treated by the Adviser as a serious violation of Adviser policy and could result in dismissal.

3.	Scope of Complaints. The Adviser encourages Employees and officers (“Inside Reporting Persons”) as well as non-Employees such as agents, consultants and investors (“Outside Reporting Persons”) to report irregularities and other suspected wrongdoings, including, without limitation, the following:

a.	Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Adviser;
b.	Fraud or deliberate error in preparation and dissemination of any financial, marketing, informational, or other information or communication with regulators and/or the public;
c.	Deficiencies in or noncompliance with the Adviser’s internal controls and procedures;

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d.	Misrepresentation or false statement to or by a senior officer of the Adviser regarding any matters in violation of state and/or federal securities laws; or
e.	Deviation from full and fair reporting of the Adviser’s financial condition.

4.	Confidentiality of Complaint. The Chief Compliance Officer will keep the identity of any Inside Reporting Person confidential and privileged under all circumstances to the fullest extent allowed by law, unless the Inside Reporting Person has authorized the Adviser to disclose his identity.

The Chief Compliance Officer will exercise reasonable care to keep the identity of any Outside Reporting Person confidential until it launches a formal investigation. Thereafter, the identity of the Outside Reporting Person may be kept confidential, unless confidentiality is incompatible with a fair investigation, there is an overriding reason for identifying or otherwise disclosing the identity of such person, or disclosure is required by law, such as where a governmental entity initiates an investigation of allegations contained in the complaint. Furthermore, the identity of an Outside Reporting Person may be disclosed if it is reasonably determined that a complaint was made maliciously or recklessly.

5.	Submitting Complaints

a.	Inside Reporting Persons should submit complaints in accordance with the following procedures:
(1)	Complaints must be submitted in writing and mailed in a sealed envelope addressed as follows: Chief Compliance Officer, Confidential – To be Opened Only by the Chief Compliance Officer.
The Chief Compliance Officer recommends that Inside Reporting Persons use the sample Complaint Form attached to this policy when reporting violations. Alternatively Inside Reporting Persons may contact legal counsel, the accounting firm, or third-party compliance consultants via phone or email to report issues.
(1)	If they so desire, Inside Reporting Persons may request to discuss their complaint with the Chief Compliance Officer by indicating such desire and including their name and telephone number in the complaint.
(2)	Inside Reporting Persons may report violations on an anonymous basis. The Chief Compliance Officer urges any Employee that is considering making an anonymous complaint to strongly consider that anonymous complaints are, by their nature, susceptible to abuse, less reliable, and more difficult to resolve. In addition, Employees considering making an anonymous complaint should be aware that there are significant rights and protections available to them if they identify themselves when making a complaint, and that these rights and protections may be lost if they make the complaint on an anonymous basis. Therefore, the Adviser encourages Employees to identify themselves when making reports of Accounting Violations. In responding to anonymous complaints, the Chief Compliance Officer will pay due regard to:
(i)	The fairness to any individual named in the anonymous complaint;
(ii)	The seriousness of the issue raised;
(iii)	The credibility of the information or allegations in the complaint, with allegations that are conclusory or that do not have a specific factual basis being likely to receive less credence; and
(iv)	The ability to ascertain the validity of the complaint and appropriately resolve the complaint without the assistance and cooperation of the person making the complaint.
b.	Outside Reporting Persons should submit complaints concerning violations in accordance with the following procedures:
(1)	Complaints may be submitted by e-mail to the Chief Compliance Officer or by a written letter in a sealed envelope addressed as follows: Chief Compliance Officer, Confidential – To be Opened Only by the Chief Compliance Officer
The Chief Compliance Officer recommends that Outside Reporting Persons use the sample Complaint Form attached to this policy when reporting Accounting Violations.
(2)	Outside Reporting Persons are required to disclose their identity in any complaints submitted under this policy. Complaints submitted by non-Employees on an anonymous basis may not be reviewed.

6.	Investigation of Complaints

a.	Upon receipt of a complaint, the Chief Compliance Officer (or his designated representative) will confirm the complaint pertains to a violation. Investigations will be conducted as quickly as possible, taking into account the nature and complexity of the complaint and the issues raised therein. Any complaints submitted pursuant to this policy that do not relate to a violation will be returned to the Reporting Person, unless the Reporting Person’s identity is unknown.

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b.	The Chief Compliance Officer may enlist Employees of the Adviser and outside legal, accounting and other advisors, as appropriate, to conduct an investigation of a complaint.
c.	The results of each investigation will be reported timely to the Chief Compliance Officer, who will then apprise the Chief Executive Officer, and prompt and appropriate remedial action will be taken as warranted in the judgment of the Chief Executive Officer or as otherwise directed by the Chief Compliance Officer. Any actions taken in response to a complaint will be reported to the Reporting Person to the extent allowed by law, unless the complaint was submitted on an anonymous basis.
d.	An Inside Reporting Person who is not satisfied with the outcome of the initial investigation or the remedial action taken with respect thereto, if any, may submit directly to the Chief Compliance Officer for its review a written complaint with an explanation of why the investigation or remedial action was inadequate. An Inside Reporting Person may submit a revised complaint on an anonymous basis in his sole discretion. The Inside Reporting Person should forward the revised complaint to the attention of the Chief Compliance Officer in the same manner as set out above for the original complaint.
e.	The Chief Compliance Officer will review the Reporting Person's revised complaint, together with documentation of the initial investigation, and determine in its sole discretion if the revised complaint merits further investigation. The Chief Compliance Officer will conduct a subsequent investigation to the extent and in the manner it deems appropriate. The Chief Compliance Officer may enlist Employees of the Adviser and outside legal, accounting and other advisors, as appropriate, to undertake the subsequent investigation. The Chief Compliance Officer or its designated representative will inform the Reporting Person of any remedial action taken in response to a Revised Complaint to the extent allowed by law, unless the complaint was submitted on an anonymous basis.

7.	Retention of Complaints. The Chief Compliance Officer will maintain all complaints received, tracking their receipt, investigation, and resolution. All complaints and reports will be maintained in accordance with the Adviser’s confidentiality and document retention policies.

8.	Unsubstantiated Allegations. If a Reporting Person makes a complaint in good faith pursuant to this policy and any facts alleged therein are not confirmed by a subsequent investigation, no action will be taken against the Reporting Person. In submitting complaints, Reporting Persons should exercise due care to ensure the accuracy of the information reported. If, after an investigation, it is determined that a complaint is without substance or was made for malicious or frivolous reasons or otherwise submitted in bad faith, the Reporting Person could be subject to disciplinary action. Where alleged facts reported pursuant to this policy are found to be without merit or unsubstantiated: (i) the conclusions of the investigation will be made known to both the Reporting Person, unless the complaint was submitted on an anonymous basis, and, if appropriate, to the persons against whom any allegation was made in the complaint; and (ii) the allegations will be dismissed.

9.	Reporting and Annual Review. The Chief Compliance Officer will submit periodic reports to the Chief Executive Officer of all complaints and any remedial actions taken in connection therewith. This policy will be reviewed annually by the Chief Compliance Officer, taking into account the effectiveness of this policy in promoting the reporting of Accounting Violations of the Adviser, but with a view to minimizing improper complaint submissions and investigations.

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RECORD RETENTION

The chart below sets forth records required to be maintained, the required retention periods and the Employees at the Firm responsible for creating and maintaining the records. The retention period of five years runs from the end of the fiscal year in which the record last had an entry made, or was last used. References to “Department” below do not necessarily refer to a formally designated department. References to “Chief Compliance Officer’ below can refer to a designee of the Chief Compliance Officer.
	Required Documents	Period of Retention	Person or Department Responsible for Creation of Records	Person or Department Responsible for Maintenance of Records
1.	Corporate books and records. [Advisers Act Rule 204- 2(e)(2)] a. Articles of Incorporation b. By-Laws c. Minute Books d. Stock Certificate Books	Life of entity + 3 years	Chief Compliance Officer	Chief Compliance Officer
2.	Organizational chart, personnel directory and description of the functions and duties of each department and staff. [Best Practices]	5 years	Chief Compliance Officer	Chief Compliance Officer
3.
Written policies and procedures, including:
a. Compliance Policies and Procedures under Rule 206(4)- 7
b. Previously in effect insider trading policies and procedures
c. Previously in effect privacy policies and procedures
d. Previously in effect proxy voting policies and procedures. [Best Practices and Advisers Act Rule 206(4)-7].
		5 years	Chief Compliance Officer	Chief Compliance Officer
4.
Records of personal securities transactions in which the Firm or its Employees (including Access Persons) have direct or indirect beneficial ownership or interest.
a. initial and annual holdings reports and quarterly transaction reports;
b. a record of the names of persons who are or were in the past five years Access Persons of the Firm;
c. records of any decisions to approve the acquisition by
an Access Person of any shares in an initial public offering or a limited offering. [(Advisers Act Rule 204A-1]
		5 years	Chief Compliance Officer	Chief Compliance Officer
5.	Documents evidencing registration status of the Firm with the SEC. [Best Practices]	Life of entity + 3 years	Chief Compliance Officer	Chief Compliance Officer
6.	Form ADV, and any amendments to Form ADV, as filed with the SEC and the IARD. [Advisers Act Rule 204- 2(a)(14)]	Life of entity + 3 years	Chief Compliance Officer	Chief Compliance Officer
7.	Notices or other communications made to states, as applicable. [Best Practices]	Life of entity + 3 years	Chief Compliance Officer	Chief Compliance Officer
8.
Copy of each composite Part 2 of Form ADV (or separate disclosure document or brochure) delivered to Clients and prospective Clients or offered to be delivered to Clients, record of the dates on which it was offered to Clients, copies of all requests sent by Clients to receive Part 2 of Form ADV, and records of transmittal to those Clients who requested it. [Advisers Act Rule 204-2(a)(14)]
		5 years	Chief Compliance Officer	Chief Compliance Officer

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	Required Documents	Period of Retention	Person or Department Responsible for Creation of Records	Person or Department Responsible for Maintenance of Records
9.
Copies of contracts and related documents.
a. Investment management agreements.
b. Any other documents reflecting the granting to the Firm power of attorney or discretionary authority. [Advisers Act Rule 204-2(a)(9)]
c. Solicitation Agreements. [Advisers Act Rule 206(4)-3]
d. Any other contracts relating to the business of the Firm.
[Advisers Act Rule 204-2(a)(10)]
		5 years	Chief Compliance Officer	Chief Compliance Officer
10.
Copies of all notices, circulars, advertisements, newspaper articles, investment letters, bulletins or other communications circulated to ten or more persons and supporting documentation for recommendations therein for the purchase or sale of specific securities. [Advisers Act Rule 204-2(a)(11)]
		5 years	Marketing and/or Marketing Support and/or Chief Compliance Officer	Chief Compliance Officer
11.
All accounts, books, internal working papers, and any other records or documents that are necessary to demonstrate the calculation of any performance or rate of return figures presented in any notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication that the investment adviser circulates or distributes to ten or more persons. [Advisers Act Rule 204- 2(a)(16)]
		5 years from the end of the fiscal year during which the information was last published	Chief Compliance Officer	Chief Compliance Officer
12.
Documents relating to third-party solicitors.
a. Cash solicitation agreements with third-party solicitors.
b. Disclosure statements of third-party solicitors.
c. Written acknowledgments of receipt obtained from Clients.
d. List of third-party solicitors with whom the Firm has contracted.
e. List of accounts obtained by each third-party solicitor.
[Advisers Act Rule 204-2(a)(15)]
		5 years	Chief Compliance Officer	Chief Compliance Officer
13.
Financial books and records.
a. Cash receipts and disbursements journal. [Advisers Act Rule 204-2(a)(1)]
b. General and auxiliary ledgers. [Advisers Act Rule 204- 2(a)(2)]
c. Check books, bank statements, cancelled checks and cash reconciliations. [Advisers Act Rule 204-2(a)(4)]
d. All bills or statements relating to the Firm’s business. [Advisers Act Rule 204- 2(a)(5)]
e. All trial balances, financial statements, and internal audit work papers relating to the business of the Firm. [Advisers Act Rule 204-2(a)(6)]
f. List of and documentation of loans to the Firm, including loans from Clients (if any), indicating the terms, amounts, dates of such loans and current balance. [Advisers Act Rule 206(4)-4 and Best Practices]
		5 years	Chief Operating Officer	Chief Operating Officer

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	Required Documents	Period of Retention	Person or Department Responsible for Creation of Records	Person or Department Responsible for Maintenance of Records
14.
Portfolio management and trading records, including:
a. Memoranda of each order given by the Firm for the purchase or sale of any security, or any instruction received by the Firm from Clients concerning the purchase, sale, receipt or delivery of a particular security, and of any modification or cancellation of any such order or instruction. Such memoranda should indicate (1) the terms and conditions of the order, instruction, modification or cancellation; (2) the portfolio manager who recommended the transaction; (1) the person who placed such order; (4) the account for which the order was placed; (5) the date of entry; (6) the bank or broker-dealer through which the order was entered and executed; and (7) whether the order was entered pursuant to discretionary authority. [Advisers Act Rule 204-2(a)(3)]
b. Originals of all written communications received and copies of all written communications sent by the Firm relating to (1) any recommendation made or proposed to be made and any advice given or proposed to be given; (2) any receipt, disbursement or delivery of funds or securities; or (3) the placing or execution of any order to purchase or sell any security such as custodian statements, confirmations, statements sent to Clients and Client correspondence. [Advisers Act Rule 204-2(a)(7)]
c. Records showing separately for each Client the securities purchased and sold, and the date, amount and price of each such purchase and sale. [Advisers Act Rule 204-2(c)(1)]
d. For each security in which a Client holds a position, information from which the Firm can promptly furnish the Client names and the number of shares they hold in such security. [Advisers Act Rule 204-2(c)(2)]
		5 years	Traders/Trading Assistants	Chief Compliance Officer
15.	List or other record of all accounts in which the Firm is vested with any discretionary power with respect to the funds, securities or transactions of any Client. [Advisers Act Rule 204-2(a)(8)]
16.	File of Client complaints. [Best Practices]	5 years	Chief Compliance Officer	Chief Compliance Officer
17.
Records in connection with custody or possession of Client funds or securities, as applicable, including: [Advisers Act Rule 204-2(b)]
a. Copies of custody agreements.
b. List of all custodians and depositories to be used for Clients’ funds and securities, if applicable.
c. Records reflecting all purchases, sales, receipts and deliveries of securities and all debits and credits to such accounts.
d. Separate ledger account for each Client showing all purchases, sales, receipts and deliveries of securities, the date and price of each such purchase and sale, and all debits and credits.
e. Copies of confirmations of all transactions effected by or for such Clients.
f. Record for each security in which any Client may have a position reflecting the name of the Client, the amount of his interest and the location of the security.
		5 years	Chief Compliance Officer	Chief Compliance Officer

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	Required Documents	Period of Retention	Person or Department Responsible for Creation of Records	Person or Department Responsible for Maintenance of Records
18.	Copies of Exchange Act Ownership Reports. a. Schedules 13G and 13D, Forms 13F. b. Forms 3, 4 and 5.	Life of entity + 3 years	N/A	N/A
19.	A copy of each annual privacy notice delivered to Clients and a record of the date on which it was delivered. [Regulation SP]	5 years	Chief Compliance Officer	Chief Compliance Officer
20.
Documents related to the maintenance and implementation of compliance policies and procedures in this Manual, including:
a. A copy of the Firm’s policies and procedures, and
b. Any records documenting the Firm’s annual review of those policies and procedures. [Advisers Act Rules 206(4)-7 and 204-2(a)(17)]
		5 years	Chief Compliance Officer	Chief Compliance Officer
21.
Documents related to the maintenance and implementation of a Code of Ethics, including:
a. A copy of the Firm’s Code that is in effect, or at any time within the past five years was in effect;
b. A record of any violation of the Code, and of any action taken as a result of the violation; and
c. A record of all written acknowledgments of receipt of
the Code and amendments for each person who is currently, or within the past five years was, a Employee of the Firm. [Advisers Act Rule 204- 2(a)(12)]
		5 years	Chief Compliance Officer	Chief Compliance Officer
22.
Records related to proxy voting, including:
a. Copies of proxy voting policies and procedures;
b. Copies or records of each proxy statement received with respect to the securities of Clients for whom the Firm exercises voting authority (the Firm may rely on EDGAR as repository of proxy statements filed there);
c. A record of each vote cast;
d. Records pertaining to the Firm’s decision on the vote;
e. A record of each written Client request for proxy voting
information; and
f. Copies of all written responses by the Firm to written or oral Client requests for proxy voting information. [Advisers Act Rule 206(4)-6]
		5 years	Chief Compliance Officer	Chief Compliance Officer
23.
Compliance records under this Manual, including, for example:
a. Memoranda, if any, of investigations of potential
insider trading; and
b. Memoranda, if any, of investment opportunities, IPOs or private placements for which approval was sought under Code of Ethics.
		5 years	Chief Compliance Officer	Chief Compliance Officer

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STATEMENT OF PRIVACY POLICY

Our Commitment to Your Privacy: Protecting your privacy is very important to Algert Global LLC (collectively, “Firm” or “We”). It is Firm policy that no private client financial information obtained by the Firm is sold or made available to third parties except that:

•	Third parties may be used by the Firm to assist in the management or maintenance of client accounts (such as a custodian, broker or bank).

•	Client information may be released to client’s accountancy, legal and other third party representatives at client’s direction;

•	Client information may be released in accordance with applicable laws and regulations.

The Firm will not share non-public personal information about its clients with nonaffiliated third parties without prior client consent, except for specific purposes described below. This notice explains the Firm’s collection, use and safeguarding of client information.

How Algert Global Acquires Information: We may obtain information about you from the following sources:

•	Your Fund investor subscription agreement or your separately managed client agreement and other financial information that you provide at the time you become an investor, whether in writing, in person, by telephone, electronically or by any other means. This information may include your name, address, phone number, e- mail address, social security number, employment information, income, investment experience, and credit references;

•	Separately managed client account records including balances, positions, investment interests and history;

•	Consumer reporting agencies. This information may include account information and

•	credit history; and

•	Public sources.

Sharing Information with Nonaffiliated Third Parties: We may disclose non-public personal information about you to nonaffiliated third parties without your consent when we believe it necessary for the conduct of our business or as required or permitted by law, such as:

•	If you request or authorize the disclosure of the information;

•	To respond to a subpoena or court order, judicial process, law enforcement or regulatory authorities;

•	To consumer reporting agencies;

•	To perform services for the Firm or on its behalf to develop or maintain proprietary trading or other software

•	In connection with a proposed or actual sale, merger, or transfer of all or a portion of our business or an operating unit; and

•	To help us prevent fraud

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•	In addition, we may disclose any nonpublic personal information about you to service providers who maintain or service investor or client accounts for us in order for us to be able to provide you with necessary services, such as:

•	To help process your application to become an investor or client or to service your investment account;

•	To enable the provision of business services to us;

•	To assist us in performing marketing services or offering services to you; and

•	For investor qualification and reporting purposes.

The information provided to these service providers may include the categories of information described above. These service providers are not allowed to use your personal information for their own purposes and are contractually obligated to maintain strict confidentiality. We also limit their use of your personal information to the performance of the specific service we have requested.

Except in those specific, limited situations, without your consent, we will not make any disclosure of your non-public personal information to other companies who may want to sell their products or services to you. For example, we do not sell investor lists and we will not sell your name to a catalogue company.

Opt In – Opt Out Provision: If, at any time in the future, it is necessary to disclose any client personal information in a way that is inconsistent with this policy, the Firm will give its clients advance notice of the proposed disclosure so that they will have the opportunity to either opt-in or opt-out of such disclosure, as required by applicable law.

Clients are advised that the Firm believes that sharing client private information under the circumstances noted above is either mandated by law or necessary for the Firm to conduct its business and to best service client accounts. Clients desiring to opt out of any third party disclosures should contact the Firm immediately. Opting out may necessitate that we terminate our management agreement with you and arrange for you to transfer your account.

Former Investors and Clients: Even if you are no longer an investor in one of our Funds or a client of the Firm, our Privacy Policy will continue to apply to you.

To Whom This Policy Applies: This Privacy Policy applies to individuals who obtain or have obtained service from the Firm, used primarily for personal or family financial purposes.

Our Security Practices and Information Accuracy: We also take steps to safeguard investor information. We restrict access to the personal and account information of our investors to our employees and agents for business purposes only. We maintain physical, electronic and procedural safeguards to guard your personal information.
We also have internal controls to keep investor information as accurate and complete as we can. If you believe that any information about you is not accurate, please let us know.

Other Information: We reserve the right to change this Privacy Policy. The examples contained within this Privacy Policy are illustrations and they are not intended to be exclusive. If you have any questions about our Privacy Policy, please contact our Chief Compliance Officer, Wendy Shang at (415) 675-7300.

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